PROSPECTUS SUPPLEMENT To Prospectus dated April 13, 2007	Filed Pursuant to Rule 424(b)(5) Registration No. 333-141489

Progen Pharmaceuticals Limited

6,900,000
Ordinary Shares

We are offering 6,900,000 shares of our ordinary shares.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PGLA” and the Australian Stock Exchange under the symbol “PGL.” On May 1, 2007, the closing price of our ordinary shares was $6.03 per share on the Nasdaq Capital Market and A$7.38 per share on the Australian Stock Exchange.

INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

We have retained Thomas Weisel Partners LLC to act as our placement agent in connection with this offering. We have agreed to pay the placement agent the placement agency fees set forth in the table below, which assumes that we sell all of the 6,900,000 shares we are offering. We have also agreed to reimburse the placement agent for certain of its expenses as described under “Plan of Distribution” in this prospectus supplement. The placement agent is not required to arrange for the sale of any specific number or dollar amount of shares, but will use reasonable efforts to arrange for the sale of all of the shares offered hereby.

	Per Share	Maximum Offering Amount
Public offering price	$4.75	$32,775,000
Placement agent’s fees	$0.22	$1,511,000
Proceeds, before expenses, to us	$4.53	$31,264,000

We expect the total offering expenses, excluding placement agency fees, to be approximately $1,142,000 for all sales pursuant to this prospectus supplement. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual total offering amount, placement agency fees and proceeds, before expenses, to us are not presently determinable and may be substantially less than the maximum amounts set forth above.

Delivery of the shares of ordinary shares will be made on or about May 8, 2007.

Thomas Weisel Partners LLC

The date of this prospectus supplement is May 2, 2007.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

You should rely only on the information contained in, or incorporated by reference into, this document. We have not, and the placement agent has not, authorized anyone to give you different or additional information. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date after the respective dates of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date. This document is not an offer to sell, nor is it seeking an offer to buy, shares of our ordinary shares in any jurisdiction in which the offer or sale is not permitted.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the securities we are offering, specific terms of this offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering. In addition, we incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information” in this prospectus. Generally, when we refer to “this prospectus,” we are referring to this prospectus supplement and the accompanying prospectus as well as to the information incorporated by reference therein. You should carefully read this prospectus supplement, the accompanying prospectus and the additional information described under “Where You Can Find More Information” before investing in shares of our ordinary shares. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

To the extent there is a conflict between the information contained in this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires, in this prospectus, “Progen,” “Company,” “we,” “us” and “our” refer to Progen Pharmaceuticals Limited. References to “U.S. dollars,” “USD” or “$” are to the lawful currency of the United States and references to “AUD” or “A$” are to the lawful currency of Australia.

Progen and our Progen logo are our trademarks. Other trademarks or service marks appearing in this prospectus supplement or the accompanying prospectus are the property of their respective holders.

This prospectus contains translations to certain Australian dollar amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise specified, all translations from Australian dollars to U.S. dollars in this prospectus were made at the average interbank rate as of May 1, 2007, which was A$1.00 to U.S.$0.8271. We make no representation that the Australian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Australian dollars, as the case may be, at any particular rate or at all.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the shares we are offering as well as information regarding our business and detailed financial data. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference herein and therein in their entirety.

Our Business

We are a globally focused biotechnology company committed to the discovery, development and commercialization of small molecule therapeutics primarily for the treatment of cancer. Our lead pipeline product candidate, PI-88, is a multi-targeted cancer therapeutic which is currently in development for the treatment of post-resection liver cancer, metastatic melanoma, non-small cell lung cancer, or NSCLC, multiple myeloma and hormone refractory prostate cancer. The lead indication for PI-88 is for the treatment of post-resection liver cancer and is currently in the late stages of Phase 2 clinical development. According to the International Journal of Cancer, liver cancer, or hepatocellular carcinoma, is the third most common cause of cancer death in the world. There are currently no therapies approved by the U.S. Food and Drug Administration, or FDA, in the post-resection adjuvant setting. We believe this post-resection group of liver cancer patients exhibit a high unmet clinical need for which PI-88 may offer the first effective pharmacological therapy.

In addition to PI-88, we are actively engaged in other drug development efforts. Our second product candidate, PI-166, is a targeted cytotoxic drug currently in a Phase 1b clinical trial for the treatment of inoperable liver cancer. PI-166 is a formulation with a very high affinity for primary liver cancer cells. Based on interim data gathered to date, no drug-related side effects of PI-166 have been observed in patients enrolled in the trial.

Complementing our clinical development programs, we have an active discovery research program. The team’s efforts are primarily focused on the design and development of novel small molecules based on the inhibition of carbohydrate-protein interactions involved in disease processes. We also operate a manufacturing facility that provides contract manufacturing and bioprocess technology development services to Australian and overseas-based clients. This facility manufactures PI-88 and prepares PI-166 for all clinical trials that have been conducted to date.

Recent Developments

Announcement of Final PI-88 Phase 2 Trial Results.   We recently announced the final stage 1 results of our Phase 2 trial of PI-88 in patients who had previously undergone surgical removal of liver cancer. The 48 week data demonstrated that 160 mg of PI-88 showed an improvement in disease-free rate, the primary endpoint, of 25 percent and prolonged the time to tumour recurrence (disease-free survival) from 27 to 48 weeks, or by 78 percent, building on the 30-week results we had announced in December 2006.

The first stage of the randomised, two-stage multi-centre Phase 2 trial was designed to determine the appropriate dosage and possible efficacy of PI-88 in reducing tumour recurrence in liver cancer patients who had previously undergone surgical removal of the cancer. Patients in this stage of the Phase 2 trial were randomly assigned to one of three groups to receive either the standard of care (with no PI-88 treatment), 160 mg of PI-88, or 250 mg of PI-88, over 36 weeks with a 12 week follow-up period.

Summary of results:

•  Treatment with 160 mg of PI-88 increased the disease-free rate by approximately 25 percent, from 50 percent to 63 percent at 48 weeks;

•  Treatment with 160 mg of PI-88 increased the time to recurrence of disease (disease-free survival) by approximately 78 percent, from 27 to 48 weeks;

•  The final results confirmed the trend identified in the 30-week assessment that PI-88 delayed the recurrence of disease and increased the likelihood that the patient would be disease free for a longer period; and

•  The 160 mg dosing level of PI-88 revealed a strong safety and tolerability profile and few adverse events directly or possibly related to treatment.

As the 160mg dose was well tolerated and showed positive results in this study, we have decided to pursue the 160 mg dose of PI-88 in the Phase 3 development.

Treatment with the 250 mg dose resulted in thirteen patients discontinuing treatment early partly due to adverse events, possibly related to treatment at this dose level. This impacted the results seen from this treatment arm. The 250 mg dose of PI-88 reduced the disease-free rate by approximately 19 percent as compared to the control group, from 50 percent to 41 percent at 48 weeks, and was inseparable from the control group as to disease-free survival.

On the basis of these data and our discussions with the FDA, we are no longer contemplating conducting stage 2 of this Phase 2 trial. We are now planning a multinational Phase 3 trial of PI-88 at a dose of 160 mg/day, to begin patient enrolment in the second half of 2007. The Phase 3 trial will be designed with overall survival and disease-free survival endpoints.

Rights Offering.   In connection with the offering of our securities pursuant to this prospectus supplement and in compliance with the applicable rules and requirements of the Australian Stock Exchange, we intend to undertake a rights offering. Pursuant to the rights offering, holders of record of our ordinary shares on the record date, which will be on or about May 17, 2007, will receive rights evidencing the right to subscribe for new ordinary shares. Each such shareholder will receive one right to purchase one new share of our ordinary shares for every nine ordinary shares held as of the record date, at a subscription price of US$4.75 per share, payable in U.S. dollars. Upon exercise of such rights, each shareholder will also receive warrants to subscribe for one new ordinary share for every two new ordinary shares acquired in the rights offering, at an exercise price equal to US$6.95. The warrants are exercisable up and until May 28, 2010. The rights will not be transferable and will not trade. Application will be made to list the warrants on the Nasdaq Capital Market.

We have entered into an underwriting agreement with Bell Potter Securities Limited and Emerging Growth Capital Pty Ltd pursuant to which Bell Potter Securities Limited and Emerging Growth Capital Pty Ltd will acquire up to 100% of the aggregate amount of the ordinary shares that are not subscribed in the rights offering.

Computershare Trust Company, N.A. will act as rights agent in respect of the rights offering. The rights agent will send to each record holder of ordinary shares in the United States on the record date a certificate evidencing the rights, together with a prospectus related to the rights offering and a letter of instructions for exercising such rights.

We anticipate that the closing of the rights offering will occur on or about June 22, 2007.

Corporate Information

We were incorporated in September 1989 as Almagest Pty Ltd in the State of Queensland, Australia, and changed our name to Progen Industries Pty Ltd in April 1990. In 1991, we converted to a public limited liability company under the name Progen Industries Limited. On March 29, 2007 we changed our name from Progen Industries Limited to Progen Pharmaceuticals Limited.

We are jointly listed on the Australian Stock Exchange under the symbol “PGL” and the Nasdaq Capital Market under the symbol “PGLA”. We employ approximately 45 people across two sites in discovery research, clinical development, manufacturing, business development and administration. The address of our principal executive office is 16 Benson St., Toowong, Queensland in Australia, and our telephone number is 61-7-3842-3333. We have manufacturing and drug discovery facilities organized in Darra, Queensland in Australia. Our website address is www.progen.com.au. We do not incorporate the information on our website into this prospectus supplement, and you should not consider it part of this prospectus supplement.

THE OFFERING

Ordinary shares offered by us	6,900,000
Ordinary shares to be outstanding after this offering	53,472,084
Nasdaq Capital Market Symbol	PGLA
Use of proceeds

We estimate that the net proceeds to us from the sale of the 6,900,000 shares of ordinary shares we are offering will be approximately $30.1 million, assuming that we sell the maximum number of shares we are offering pursuant to this prospectus supplement. “Net proceeds” is what we expect to receive after we pay the estimated placement agency fees and other estimated expenses for this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual number of shares sold, placement agency fees and proceeds to us are not presently determinable and may be substantially less than the maximum amount set forth above.

We intend to use the net proceeds from the sale of securities for general corporate purposes, including the conduct of Phase 3 clinical trials of PI-88 in post-resection liver cancer, the conduct of clinical trials of PI-88 in other indications, the development of our portfolio of other product candidates and to facilitate in-licensing or acquiring other technologies which may include funding future acquisitions.

We will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term interest-bearing securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

Risk factors

See “Risk Factors” beginning on page S-4 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our ordinary shares.

The number of shares of our common stock to be outstanding after this offering excludes the following:

•       307,000 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding as of May 1, 2007 having a weighted average exercise price of $4.06;

•       333,000 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding as of May 1, 2007, having an exercise price based on the 60-day volume weighted average price prior to March 1 of each of the succeeding 2 years, plus a premium;

•       options to purchase 1,000,000 ordinary shares issuable to Medigen Biotechnology, upon the achievement of certain milestones by no later than June 5, 2007, at an exercise price equal to the sixty (60) day volume weighted share price at the time of issue; and

•       5,941,343 ordinary shares and up to 2,970,672 warrants, at an exercise price of $6.95 per share, issuable pursuant to the rights offering.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in shares of our ordinary shares. Our business, operating results and financial condition could be adversely affected by any of the following risks and the risks set forth in our filings with the SEC which are incorporated by reference in this prospectus and set forth in the “Where You Can Find More Information” section of this prospectus. The risks and uncertainties described below are not the only ones facing our company. There may be additional risks that we presently do not know of or that we currently believe are immaterial which could also impair our business, financial condition, operating results or prospects. Any of the following risks, either alone or taken together, could materially and adversely, affect our business, financial condition, operating results or prospects. As a result, the market price of our securities could decline, and you could lose part or all of your investment.

RISKS RELATED TO THE OFFERING

Investors in this offering will pay a higher price than the book value of our stock and therefore, will incur immediate dilution.

If you purchase ordinary shares in this offering, you will incur immediate dilution of $3.76, representing the difference between our net tangible book value per share as of December 31, 2006 after giving effect to this offering at a public offering price of $4.75 per share and deducting the estimated placement agency fees and estimated offering expenses payable by us. In the past, we issued options and warrants to acquire ordinary shares at prices below the public offering price. As of May 1 2007, there were options to purchase 307,000 shares of our ordinary shares outstanding having a weighted average exercise price of $4.06 per share. In addition, there are 333,000 ordinary shares issuable upon the exercise of options having an exercise price based on the 60-day volume weighted average price prior to March 1 of each of the succeeding 2 years, plus a premium. To the extent these outstanding options are ultimately exercised, you will incur further dilution.

In addition, you will incur further dilution upon the issuance of our securities pursuant to the rights offering.

Management will have discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

While we currently anticipate using the amount of net proceeds in the manner set forth in the “Use of Proceeds” section below, management will have discretion as to the application and allocation of such net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

RISKS RELATED TO OUR BUSINESS

We do not have any products that are approved for commercial sale.

We have not sufficiently advanced the development of our product candidates, PI-88 and PI-166, to obtain regulatory approval for commercial sale, and, accordingly, have not begun to market or generate revenues from their commercialization.

PI-88, PI-166 and any of our future product candidates will require significant additional investment in:

•       research and development;

•       preclinical testing and clinical trials;

•       drug manufacture and supply;

•       regulatory and sales and marketing activities; and

•       regulatory approval prior to any commercial sales.

Despite our ongoing efforts and continued investment in PI-88, PI-166 and or our future product candidates, neither PI-88 or PI-166, nor any of our future product candidates may ever be approved for commercial sale.

We have a history of operating losses and may not achieve profitability.

We have incurred net operating losses in each year since we began operations in 1989. As of December 31, 2006, we had an accumulated deficit of approximately $55.7 million, primarily attributable to our research and development activities. We expect to incur significant additional operating losses over at least the next several years and to increase our cumulative losses substantially as we expand our research and development and preclinical activities and commence additional clinical trials of PI-88 and PI-166. Even if PI-88, PI-166 or any of our other product candidates are successfully developed and approved for commercial sale, they may not generate sufficient revenues to enable us to continue to sustain our losses, or to ever be profitable.

There is a significant risk that we may not be able to complete the development of PI-88 or PI-166, or develop other product candidates.

There is no certainty that we will be able to develop PI-88, PI-166 or any future product candidates adequately to successful commercialization, or that our research will lead to the discovery of additional product candidates. Moreover, we may be unable to successfully develop any of our current and future product candidates. Our product candidates, including PI-88 and PI-166, may not:

•       prove to be safe and efficacious in clinical trials;

•       meet applicable regulatory standards and receive regulatory approval;

•       be capable of being produced in commercial quantities at reasonable costs; or

•       be successfully or profitably marketed, either by us or a collaborative partner.

The products we develop also may not successfully penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients and third-party payors. We cannot predict if or when PI-88, PI-166, or any of our other product candidates under development will be commercialized.

The results of on-going and future clinical trials of PI-88 and PI-166 are uncertain and we will not be able to commercialize PI-88, PI-166 or any of our other product candidates if we fail to adequately demonstrate their safety and efficacy.

Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through preclinical testing and clinical studies that our product candidates are safe and effective for use in humans for each target indication. Conducting preclinical testing and clinical studies is an expensive, protracted and time-consuming process. Furthermore, the results of preclinical in vitro (studies, which are studies within an artificial environment), and animal studies may not necessarily be predictive of results obtained in human clinical testing. Likewise, results from early clinical trials may not be predictive of results obtained in large-scale, later-stage clinical testing. In addition, even though a potential product candidate shows promising results in clinical trials, regulatory authorities may not grant the necessary approvals without sufficient safety and efficacy data, or at all.

We are currently conducting three Phase 2 clinical trials of PI-88 in cancer patients in the United States, Taiwan and Australia and have planned further future trials. We intend to commence a Phase 3 trial during the second half of 2007. We also are conducting a Phase 1 clinical trial of PI-166 in Australia and, depending on the results of this trial, may conduct additional clinical trials. We plan to pursue a range of commercialization approaches for our lead product candidates PI-88 and PI-166, among them entering into collaborative arrangements with one or more suitable pharmaceutical or biotechnology companies. We cannot make any assurances that we will be able to:

•       complete the current clinical trials of PI-88 and PI-166 successfully;

•       commence additional clinical trials of PI-88 or PI-166 as anticipated, or at all;

•       to demonstrate the safety and efficacy of PI-88 or PI-166, or their respective superiority over existing therapies; or

•       enter into any collaborative arrangements to commercialize PI-88 and PI-166 on terms acceptable to us, or at all.

Clinical trials may take up to several years to complete. The length of time for such trials varies substantially according to the type, complexity, novelty, patient recruitment into and intended use of the product candidate. When our current and ongoing Phase 2 clinical trials are completed, we may not be able to pursue further clinical development, execute market development efforts, enter into a collaborative arrangement with a suitable pharmaceutical or biotechnology company to complete the development of, or commercialize PI-88 or PI-166. Moreover, clinical trial results that show insufficient safety and efficacy could adversely affect our ability to develop our product candidates and would have a material adverse effect on our business, financial condition and results of operations.

Once clinical trials are completed by us or a collaborative partner, we may not be able to submit as scheduled a marketing approval request to the Australian Therapeutic Good Administration’s (TGA) Drug Safety and Evaluation Branch, the U.S. Food and Drug Administration (FDA) or any other authority, and if submitted, such request and application may not be reviewed and cleared by any of these authorities, as applicable, in a timely manner, or at all.

During the course of clinical trials and toxicology studies, PI-88, PI-166 and our other product candidates may exhibit unforeseen and unacceptable drug-related toxicities or side effects. If any unacceptable toxicities or side effects were to occur, we may, or regulatory authorities may require us to, interrupt, limit, delay or abort the development of our potential products. In addition, unacceptable toxicities could ultimately prevent the clearance of our product candidates by the TGA or the FDA for any or all targeted indications. Even after being cleared by the TGA or the FDA, any of our products may later be shown to be unsafe or not to have its purported effect, thereby preventing widespread use or requiring withdrawal from the market. We cannot make any assurances that PI-88, PI-166 or any of our other product candidates will be safe or effective when administered to patients.

We may experience delays in our clinical trials that could adversely affect our business and operations.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule, or at all. Our ability to commence and complete clinical trials may be delayed by many factors, including:

•       government or regulatory delays, including delays in obtaining approvals from the FDA, the TGA, and other applicable review boards;

•       slower than expected patient recruitment;

•       our inability to manufacture or prepare, as applicable, sufficient quantities of PI-88, PI-166 or any of our other product candidates;

•       unforeseen safety issues; and

•       lack of efficacy during the clinical trials.

Patient enrollment is a function of, amongst other things, the nature of the clinical trial protocol, the existence of competing protocols, the size and longevity of the target patient population, and the availability of patients who meet the eligibility criteria for the clinical trial. Delays in planned patient enrollment may result in increased costs, delays in trial completion or termination of clinical trials. Moreover, we have limited experience in conducting and managing clinical trials and may rely on third parties to assist us in managing and monitoring clinical trials. Any failure by these third parties to perform under their agreements with us may cause the trials to be delayed or result in a failure to complete the trials.

Product development costs to our collaborators and us will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Any such delays could have a material adverse effect on the development and commercial prospects of our product candidates and our business, financial condition and results of operations.

We may be unable to enroll a sufficient number of patients to complete our clinical trials.

Our clinical trials may be suspended at any time for a variety of reasons. Completion of clinical trials depends on, among other things, our ability to enroll a sufficient number of patients, which is a function of many factors, including:

•       the therapeutic endpoints chosen for evaluation;

•       proximity of patients to clinical sites;

•       the eligibility criteria for participation in the clinical trials;

•       the size of the patient population required for meaningful analysis of the trial results;

•       our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•       our ability to obtain and maintain patient consents;

•       the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

•       competition for patients by clinical trial programs for other treatments.

We may experience difficulties in enrolling patients in our clinical trials, particularly due to the rate of incidence for our target indications in certain populations, as well as the geographical locations we have selected for conducting our clinical trials. Any such difficulties could increase the costs or affect the timing or outcome of these trials and could prevent us from completing these trials.

We may not be successful in performing additional PI-88 clinical trials in other indications.

If our product candidates are approved for one or more initial indications and are successfully commercialized, our strategy calls for performance of additional clinical trials in other indications. We may not be able to initiate such additional trials due to a number of factors, including the following:

•       we may not have sufficient financial or other resources to undertake such trials;

•       we may be unable to secure sufficient support from leading authorities or influential parties to build trial protocols and support for conduct of a new trial;

•       there may not be sufficient market size to warrant product development in other new indications; and

•       the health care community may believe that our products are limited in use to the already-approved indications.

Any failure to initiate additional clinical trials in other indications could have a material adverse effect on our business.

We have limited manufacturing experience, and delays in manufacturing sufficient quantities of PI-88 and PI-166 for preclinical and clinical trials may negatively impact our business and operations.

We operate a manufacturing facility that has manufactured PI-88 and prepared PI-166 for preclinical studies and clinical trials to date. We may not, however, be able to manufacture or prepare, as applicable, sufficient quantities of PI-88, PI-166 or any of our other product candidates in a cost-effective or timely manner. Any delays in production would delay our preclinical and clinical trials which could have a material adverse effect on our business, financial condition and results of operations.

For our planned PI-88 Phase 3 trial in post-resection liver cancer, we have contracted an external organization to finalize the production of bulk PI-88 in a facility that is FDA compliant with current good manufacturing practices.

We may not be able to obtain adequate supplies of PI-88 from our existing contract manufacturer and/or negotiate a second supply agreement with an alternate contract manufacturer to manufacture sufficient supplies of PI-88. If we are unable to do so, our ability to successfully complete our ongoing clinical trials or commercialize

PI-88 will be significantly impaired and our results of operations and prospects would be materially adversely affected.

We may be required to enter into contracting arrangements with third parties to manufacture, or prepare, as applicable, PI-166 and our other product candidates for large-scale, later-stage clinical trials. We may not be able to make the transition to commercial production successfully. We may need to develop additional manufacturing resources, enter into collaborative arrangements with other parties who have established manufacturing capabilities, or have third parties manufacture or prepare our products on a contract basis. We may not have access on acceptable terms to the necessary and substantial financing that would be required to scale-up production and develop effective commercial manufacturing processes and technologies. We also cannot make any assurances that we will be able to enter into collaborative or contracting arrangements on acceptable terms with parties that will meet our requirements for quality, quantity and timeliness.

To the extent that we enter into contractual relationships with other companies to manufacture our products, if any, the success of those products may depend on the success of securing and maintaining contractual relationships with third party manufacturers (and any sub-contractors they engage).

If we are unable to independently commercialize or establish and manage strategic collaborations to develop PI-88, PI-166 or any of our other product candidates, we may have to reduce or delay our product development efforts and/or increase our expenditures.

Our strategy for developing and commercializing our product candidates includes entering into various relationships with pharmaceutical or biotechnology companies to provide us with funding and/or to perform research, clinical development, regulatory clearance, commercial scale manufacturing, sales, marketing or distribution activities relating to PI-88, PI-166 or some or all of our current or future product candidates. To date, we have not entered into any such agreements. Establishing strategic collaborations of this nature are difficult and time-consuming. Our discussions with potential collaborators may not lead to the establishment of agreements on favorable terms, if at all. If we are unable to establish collaborative arrangements, we may have to reduce or delay further development of PI-88, PI-166 and our other product candidates and/or increase our expenditures and undertake the development and commercialization activities at our own expense. If we elect to fund our research and development programs on our own, we will need to obtain additional financing, which may not be available on acceptable terms, or at all.

If we successfully establish strategic collaborations, the management of our relationship with collaborators will require:

•       significant time and effort from our management team;

•       coordination of our efforts with the priorities of our collaborators; and

•       effective allocation of our resources to multiple projects.

We cannot be certain that these relationships will result in the successful development or commercialization of our product candidates or the generation of any revenue. If we enter into strategic collaborations our success will in part depend on the performance of our collaborators. Factors that could harm a successful collaboration include:

•       collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•       collaborators could independently develop, or develop with third parties, products that could compete with our current and future product candidates;

•       collaborators may not commit adequate resources to the development, marketing and distribution of our product candidates, limiting potential revenues from the commercialization of a product;

•       collaborators may not pursue further development and commercialization of compounds resulting from collaborations or may elect not to continue or renew research and development programs;

•       the terms of our agreements with collaborators may not be favorable to us;

•       disputes may arise delaying or terminating the research and development or commercialization of our product candidates, resulting in significant litigation or arbitration, or causing collaborators to act in their own self-interest and not in the interest of our shareholders; and

•       collaborators may terminate their agreements with us if, for example, we fail to meet a required milestone or observe other obligations in those agreements.

Our limited oversight of the contract research organizations may not be sufficient to avoid significant problems with the protocols and conduct of the clinical trials.

We intend to engage third party contract research organizations to help us with the conduct of the Phase 3 trial of PI-88 in post-resection liver cancer. These organizations may not perform all of their obligations under arrangements with us. If contract research organizations and other third parties do not perform clinical trials in a satisfactory manner or breach their obligations to us, the development and commercialization of our product candidates may be delayed or precluded. We cannot control the amount and timing of resources these contract research organizations devote to our programs or product candidates. The failure of any of these contract research organizations to comply with any governmental regulations would substantially harm our development and marketing efforts and delay or prevent regulatory approval of our product candidates. If we are unable to rely on clinical data collected by others, we could be required to repeat, extend the duration of, or increase the size of our clinical trials and this could significantly delay commercialization and require significantly greater expenditures.

We have limited personnel to oversee our out-sourced clinical testing and regulatory approval process.

We intend to engage a contract research organization or organizations to assist with the conduct of the Phase 3 trial of PI-88 in post-resection liver cancer. We currently have limited personnel to oversee these efforts. We intend to hire additional personnel skilled in the clinical testing and regulatory compliance process to oversee the contract research organizations involved in clinical testing of our compounds. If we are unable to do so, it may adversely affect the commencement date and conduct of our Phase 3 trial and other clinical development activities.

If we cannot enter into new licensing arrangements, our ability to develop a broad product portfolio could be limited.

A component of our business strategy is in-licensing drug compounds developed by other commercial or academic entities. Competition for promising compounds is intense. Moreover, negotiating and implementing such arrangements is a lengthy and complex process. Other companies with significantly greater resources may compete with us for such opportunities. If we are not able to identify additional licensing opportunities or enter into licensing arrangements on acceptable terms, if at all, our ability to develop a diverse portfolio of product candidates will be adversely affected.

We may require substantial additional financing in the future to sufficiently fund our operations, development efforts and research.

We have been unprofitable to date and expect to incur losses over the next several years as we expand our drug discovery and development programs and preclinical testing, including clinical trials of PI-88, PI-166 and our other product candidates. Our actual cash requirements for these activities will depend upon numerous factors, including:

•  the continued progress of our research and development programs;

•  the timing, scope, results and costs of preclinical studies and clinical trials;

•  the progress of licensing efforts;

•  the cost, timing and outcome of regulatory submissions and approvals;

•       determinations as to the commercial potential of our product candidates;

•       our ability to successfully expand our contract manufacturing services;

•       our ability to establish and maintain collaborative arrangements;

•       the status and timing of competitive developments; and

•       certain other factors which are beyond our control.

We are currently planning a Phase 3 trial of PI-88 in patients with post-resection liver cancer. We anticipate that we will require substantial additional funds in order to conduct this and other clinical trials, as well as completing the research and development of our other existing and future product candidates. In addition, we will require additional funds to:

•       pursue regulatory approvals;

•       prosecute and defend our intellectual property rights;

•       establish commercial scale manufacturing facilities;

•       develop marketing and sales capabilities; and

•       fund our operating expenses.

We have no established bank financing arrangements, and we cannot be certain that we will be able to establish such arrangements on satisfactory terms, or at all. We may seek such additional funding through public or private financings and/or through strategic alliances or other arrangements. We cannot, however, be certain that such additional financing will be available from any sources on acceptable terms, or at all, or that we will be able to establish strategic alliances or other arrangements on acceptable terms, or at all. Any shortfall in funding could result in our having to curtail our operations, including our research and development and clinical trail activities, which could have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to attract and retain key personnel and cultivate key academic and scientific collaborations.

Our success is highly dependent on the continued contributions of our principal management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists. Competition among pharmaceutical and biotechnology companies for qualified employees is intense, and we cannot be certain that we will be able to continue to attract and retain qualified scientific and management personnel critical to our success. We also have relationships with leading academic and scientific collaborators who conduct research at our request or assist us in formulating our research and development strategies. These academic and scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to ours.

Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will negatively impact our business and operations.

There is no certainty that our products will achieve market acceptance even if they are approved by the TGA and the FDA. The degree of market acceptance of our products will depend on a number of factors, including:

•       the receipt and timing of regulatory approvals for the uses that we are studying;

•       the establishment and demonstration in the medical community of the safety, clinical efficacy and cost-effectiveness of our products and their potential advantages over existing therapeutics and technologies; and

•       the pricing and reimbursement policies of governments and third-party payors.

Physicians, patients, payors or the medical community in general may be unwilling to accept, use or recommend any of our products.

Moreover, due to the prevalence of liver cancer in Asia, if PI-88 or any of our other product candidates for the treatment of liver cancer obtain regulatory approval for commercialization, we anticipate that we will need to commercialize our products in many numerous foreign markets within Asia, including China. We have limited foreign regulatory, clinical and commercial expertise and resources. Our ability to penetrate these markets is subject to numerous risk and uncertainties, including:

•       significant governmental controls;

•       complex regulatory requirements;

•       unexpected changes in regulatory requirements;

•       political and economic instability;

•       difficulties in costs of managing international operations; and

•       pricing controls;

•       less effective protection for our intellectual property; and

•       foreign currency risks

Any of these factors could adversely affect our ability to successfully commercialize our product candidates.

We may need to establish our own sales, marketing and distribution capability.

We currently have no experience in marketing, sales or distribution of pharmaceutical products. If we develop any commercially marketable products and decide to perform our own sales and marketing activities, we will require additional management, will need to hire sales and marketing personnel, and will require additional capital. We cannot make any assurances that qualified personnel will be available in adequate numbers or at a reasonable cost, that additional financing will be available on acceptable terms, or at all, or that our sales staff will achieve success in their marketing efforts. Alternatively, we may be required to enter into marketing arrangements with other parties who have established appropriate marketing, sales and distribution capabilities. We may not be able to enter into marketing or co-promotion arrangements or that if such arrangements are established, such third parties may not be able to commercialize our products successfully, or upon reasonable or acceptable terms. If we enter into marketing, sales or distribution arrangements, any third parties with which we may establish those arrangements may have significant control over important aspects of the commercialization our products. Among other things, these third parties may control pricing decisions, market identification, marketing methods and promotional activities. As a result we may have limited or no control or influence over these activities, and our success may depend entirely on the marketing, sales and distribution decisions made by these third parties.

Many of our competitors have well-established and well-funded marketing and sales operations in place that will allow them to market their products more successfully. Failure to establish sufficient marketing capabilities may have a material adverse impact our potential revenues and results of operations.

Healthcare insurers and other organizations may not pay for our products, or may impose limits on reimbursement.

The pharmaceutical products we hope to develop may be rejected by the marketplace due to many factors, including the cost and reimbursement guidelines for these products. The continuing efforts of governments, insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce healthcare costs may affect our future revenues and profitability and those of our potential customers, suppliers and collaborative partners, as well as the availability of capital. In Australia and certain foreign markets, the pricing or profitability of prescription pharmaceuticals is already subject to government control. We expect initiatives for similar government control at both the state and federal level to continue in the United States and many other foreign markets. The adoption of any such legislative or regulatory proposals could have a material adverse effect on our potential revenues and results of operations.

Our ability to commercially exploit any of our future products, if approved, will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Third-party payors, such as government and private health insurers, are increasingly challenging the price of medical products and services. Although the Australian government continues to provide a subsidy to certain prescribed prescription pharmaceutical products through the Pharmaceutical Benefits Scheme, which, pending development, could include PI-88 and PI-166, uncertainty exists as to the reimbursement status of newly approved health care products and in foreign markets, including the United States and Asia. If third-party coverage is not available to patients for any of the products we develop, alone or with collaborators, the market acceptance of these products may be reduced which may adversely affect our future revenues and profitability. In addition, cost containment legislation and reductions in government insurance programs may result in lower prices for our products and could materially adversely affect our ability to operate profitably.

We may have product liability exposure.

The importation of biological products entails the risk of product and manufacturer’s liability. We currently have limited product and manufacturer’s liability insurance coverage related to our current sales activities. We cannot be certain that this coverage will be adequate to protect us in the event of a successful product or manufacturer’s liability claim or that the insurance will continue to be available on commercially reasonable terms.

The testing, marketing and sale of human health care products also entails an inherent risk of product liability. We may incur substantial liabilities or be required to limit development or commercialization of our products if we cannot successfully defend ourselves against product liability claims. In addition, product liability claims or product recalls, regardless of the ultimate outcome, could require us to spend significant time and money in litigation and to pay significant damages. We cannot be certain that our current limited product liability coverage will adequately protect us in the event of a successful product liability claim or that such insurance will continue to be available on commercially reasonable terms.

We may be liable for damages for any accidental contamination or injury from our use of biological and hazardous materials or our failure to comply with applicable laws and regulations.

Our research and development activities and manufacturing processes involve the use or sale of potentially harmful biological materials and hazardous substances. As a result, we are subject to federal, state and local laws and regulations in Australia governing the use, manufacture, storage, handling and disposal of potentially harmful biological materials and hazardous substances and certain waste products. We are also subject to applicable Australian environmental laws and regulations. Although we believe that our safety procedures for handling and disposing of such materials comply in all material respects with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages and any such liability could exceed our resources. We also believe that we are in compliance in all material respects with applicable environmental laws and regulations. However, any potential violation of these and other applicable laws and regulations could be significant and may negatively impact our business and operations.

Exchange rate fluctuations will continue to affect our reported results of operations.

Substantially all of our revenues are realized, and a significant portion of our operating costs are incurred, in Australian dollars. Any significant fluctuation in the currency exchange rates between the Australian dollar and the U.S. dollar will affect our results of operations as presented in U.S. dollars.

RISKS ASSOCIATED WITH OUR TECHNOLOGY AND INTELLECTUAL PROPERTY

Potential technological changes in our field of business create considerable uncertainty.

We are engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in research are expected to continue at a rapid pace in both industry and academia. Research and discoveries by others may render some or all of our programs or product candidates uncompetitive or obsolete.

Our business strategy is based in part upon new and unproven technologies to the development of biopharmaceutical products for the treatment of cancer and other serious diseases. Unforeseen problems may develop with these technologies or applications and it is possible that commercially feasible products will not ultimately be developed by us.

We may not be able to keep pace with technological change or with the advances of our competitors.

The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Our competitors in Australia and elsewhere are numerous and include, among others, major pharmaceutical companies, large biotechnology firms, universities and other research institutions. These competitors may develop technologies and products that are more effective than any that we are developing, or which would render our technology and products obsolete or non-competitive. Many of these competitors have greater financial and technical resources and manufacturing and marketing capabilities than we do. In addition, many of our competitors have much more experience than we do in preclinical testing and human clinical trials of new or improved drugs, as well as in obtaining FDA, TGA and other regulatory approvals.

We know that competitors are developing or manufacturing various technologies or products for the treatment of diseases that we have targeted for product development. Some of these competitive products use therapeutic approaches that compete directly with some of our product candidates. Our ability to further develop our products may be adversely affected if any of our competitors were to succeed in obtaining regulatory approval for their competitive products sooner than we would.

Our success depends upon our ability to protect our intellectual property and our proprietary technology

Our success will depend in large part on whether we can:

•       obtain and maintain patents to protect our own products;

•       obtain licenses to the patented technologies of third parties;

•       operate without infringing on the proprietary rights of third parties; and

•       protect our trade secrets and know-how.

Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions. Accordingly, the availability and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. Statutory differences in patentable subject matter may limit the protection we can obtain on some or all of our inventions outside Australia or prevent us from obtaining patent protection outside Australia, either of which could have a material adverse effect on our business, financial condition and results of operations. For example, methods of treating humans are not patentable in many countries outside Australia and the United States. Moreover, since some patent applications in Australia and the United States are maintained in secrecy until the patent is issued, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we or any of our licensors were the first creator of inventions covered by pending patent applications or that we or our licensors were the first to file patent applications for such inventions. Additionally, the enforceability of a patent depends on a number of factors that may vary between jurisdictions. These factors may include the novelty of the invention, the requirement that the invention not be obvious in the light of prior art (including prior use or publication of the invention), the utility of the invention, and the extent to which the patent clearly describes the best method of working the invention.

While we intend to seek patent protection for our product candidates and technologies, we cannot be certain that any of the pending or future patent applications filed by us or on our behalf will be approved, or that we will develop additional proprietary products or processes that are patentable or that we will be able to license any other patentable products or processes. We also cannot be certain that others will not independently develop similar products or processes, duplicate any of the products or processes developed or being developed by us or licensed to us, or design around the patents owned or licensed by us, or that any patents owned or licensed by us will provide us with competitive advantages. Furthermore, we cannot be certain that patents held by third parties will not prevent the commercialization of products incorporating the technology developed by us or licensed to us, or that third parties will not challenge or seek to narrow, invalidate or circumvent any of the issued, pending or future patents owned or licensed by us.

Our commercial success will also depend, in part, on our ability to avoid infringement of patents issued to others. If a court determines that we were infringing any third party patents, we could be required to pay damages, alter our products or processes, obtain licenses or cease certain activities. We cannot be certain that the licenses required under patents held by third parties would be made available on terms acceptable to us or at all. To the extent that we are unable to obtain such licenses, we could be foreclosed from the development, manufacture or commercialization of the product requiring such license or encounter delays in product introductions while we attempt to design around such patents, and any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

We may have to resort to litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights. Such litigation could result in substantial costs to be incurred by us and the diversion of our efforts. We may have to participate in opposition proceedings before the Australian Patent and Trademark Office or another foreign patent office, or in interference proceedings declared by the United States Patent and Trademark Office, to determine the priority of invention for patent applications filed by competitors. Any such litigation, interference or opposition proceeding, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such proceedings could prevent us from developing, manufacturing or commercializing our products and could have a material adverse effect on our business, financial condition and results of operations.

In addition to patent protection, we rely on unpatented trade secrets and know-how and proprietary technological innovation and expertise that are protected in part by confidentiality and invention assignment agreements with our employees, advisors and consultants. We cannot make any assurances that we will have adequate remedies for any breach. In addition, third parties could independently develop the same or similar technologies.

If we are not able to protect and control unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm.

In addition to patented intellectual property, we also rely on unpatented technology, trade secrets, confidential information and know-how to protect our technology and maintain our competitive position. Trade secrets are difficult to protect. In order to protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements may not effectively prevent disclosure of confidential information or result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover trade secrets and proprietary information that have been licensed to us or that we own, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to us or that we own is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business.

We do not have patent protection in certain countries and we may not be able to effectively enforce our intellectual property rights in certain countries, which could significantly erode the market for our product candidates.

We intend to seek regulatory approval to market our product candidates in a number of foreign countries. Our product candidates are not protected by patents in certain countries, which means that competitors may be free to sell products that incorporate the same technology that is used in our products in those countries. In addition, the laws and practices in some foreign countries may not protect intellectual property rights to the same extent as in the United States. We, or our licensors, may not be able to effectively obtain, maintain or enforce rights with respect to the intellectual property relating to our product candidates in those countries. Our lack of patent protection in one or more countries, or the inability to obtain, maintain or enforce intellectual property rights in one or more countries, could adversely affect our ability to commercialize our products in those countries and could otherwise have a material adverse effect on our business.

RISKS ASSOCIATED WITH GOVERNMENT REGULATION

We may not be able to obtain the extensive government approvals required to bring our product candidates to market.

Our ongoing research and development activities are, and the production and marketing of our pharmaceutical product candidates derived therefrom will be, subject to regulation by numerous governmental authorities in Australia, principally the TGA, and by the FDA in the United States, the Medicines & Healthcare Products Regulatory Agency in the United Kingdom and the European Medicines Evaluation Authority. Prior to marketing, any product must undergo rigorous preclinical testing and clinical trials, as well as an extensive regulatory approval process mandated by the TGA and, to the extent that any of our pharmaceutical products under development are marketed abroad, by foreign regulatory agencies including the FDA in the United States. These processes can take many years and require the expenditure of substantial resources. Delays in obtaining regulatory approvals could adversely affect the development and commercialization of our product candidates and could have a material adverse impact on our business, financial condition and results of operations. Although we intend to make use of fast-track and abbreviated regulatory approval programs when possible, we cannot be certain that we will be able to obtain the clearances and approvals necessary for clinical testing or for manufacturing and marketing our pharmaceutical products candidates.

We import biological products into Australia under existing permits from the Australian Quarantine and Inspection Service that require us to declare incoming biological materials and to ensure that such products contain labels as to their use and disposal under approved methods. Any potential violation of Australian import laws or modification or revocation of our permits could be significant and may negatively impact our business and operations.

Our business and operations may be negatively impacted if we fail to comply with government regulations applicable to our current revenue generating business.

To date, we have derived revenues from contract manufacturing services. Our contract manufacturing operations include some manufacturing processes that are required to comply with the applicable cGMP requirements of the TGA, the Australian Office of Gene Technology Regulator and the Australian National Registration Authority (agricultural and veterinary chemicals), which govern the methods, controls, facilities and quality assurance procedures used in manufacturing, packing and storing biological and pharmaceutical products. In addition, certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in Australia. Our manufacturing facilities are also subject to periodic inspections by the TGA and the Australian National Registration Authority. Any potential failure to comply with cGMP requirements or with any other international requirements could have a material adverse impact on our business, financial condition and results of operations.

Changes in government legislation and policy may adversely affect us.

While we do not anticipate in the near future any specific material changes in government legislation that may adversely affect us, any material changes in interest rate, exchange rate, relevant taxation and other legal regimes and government policies may adversely affect our operations, the use of our financial resources and the market price of our ordinary shares.

RISKS ASSOCIATED WITH OUR SHARES

Our stock price may be volatile and the U.S. trading market for our ordinary shares is limited.

The market price for our ordinary shares, like that of the securities of other biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future. We believe that the following factors, in addition to other risk factors described above , will continue to significantly affect the market price of our ordinary shares:

•       the results of preclinical testing and clinical trials by us and our competitors;

•       developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

•       announcements of technological innovations or new commercial products by us and our competitors;

•       determinations regarding our patent applications and those of others;

•       publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

•       proposed governmental regulations and developments in Australia, the U.S. and elsewhere;

•       litigation;

•       economic and other external factors; and

•       period-to-period fluctuations in our operating results.

In addition, stock markets have experienced extreme price and volume fluctuations. These fluctuations have especially affected the stock market price of many high technology and healthcare-related companies, including biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies. We believe that these broad market fluctuations may continue to affect the market price of our ordinary shares.

From time to time, there has been limited trading volume with respect to our ordinary shares quoted on the NASDAQ Capital Market, and there is no certainty that there will continue to be an active trading market in our ordinary shares.

U.S. shareholders may not be able to enforce civil liabilities against us.

A number of our directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Australia in original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

U.S. holders of our ordinary shares could be subject to material adverse tax consequences if we are considered a PFIC for U.S. federal income tax purposes.

There is a risk that we will be classified as a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes. Our status as a PFIC could result in a reduction in the after-tax return to U.S. holders of our ordinary shares and warrants and may cause a reduction in the value of such shares. We will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all our assets produce or are held for the production of passive income. For this purpose, passive income includes interest, gains from the sale of stock, and royalties that are not derived in the active conduct of a trade or business. Because we receive interest and may recognize gains from the sale of appreciated stock, there is a risk that we will be considered a PFIC under the income test described above. In addition, because of our cash position, there is a risk that we will be considered a PFIC under the asset test described above. While we believe that the PFIC rules were not intended to apply to companies such as us that focus on research, development and commercialization of drugs, no assurance can be given that the U.S. Internal Revenue Service or a U.S. court would determine that, based on the composition of our income and assets, we are not a PFIC currently or in the future. If we were classified as a PFIC, U.S. holders of our ordinary shares could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply, and detailed tax filing requirements that would not otherwise apply. The PFIC rules are complex and you are urged to consult your own tax advisors regarding the possible application of the PFIC rules to you in your particular circumstances.

As a foreign private issuer we do not have to provide you with the same information as an issuer of securities based in the U.S.

Because we are a foreign private issuer within the meaning of the rules under the Exchange Act, we are exempt from certain provisions of that law that are applicable to U.S. public companies, including (i) the rules under the Exchange Act requiring the filing with the US SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a registered security; and (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time. Thus, you are not afforded the same protections or information which would be made available to you were you investing in a U.S. public corporation.

In accordance with the requirements of the Australian Stock Exchange and the Corporations Act 2001, we disclose annual and semi-annual results. Our results are presented in accordance with Australian International Financial Reporting Standards. With respect to our financial reporting requirements in Australia our annual financial statements are audited, and our semi-annual financial statements undergo review by our independent auditors. In addition, we lodge annual audited financial statements presented in accordance with U.S. GAAP with the U.S. SEC on Form 20-F. Subject to certain exceptions, we are also required to immediately disclose to the Australian Stock Exchange any information concerning us that a reasonable person would expect to have a material effect on the price or value of our shares. This would include matters such as (i) any major new developments relating to our business which are not public knowledge and may lead to a substantial movement in our share price; (ii) any changes in our board of directors; (iii) any purchase or redemption by us of our own equity securities; (iv) interests of directors in our shares or debentures; and (v) changes in our capital structure. We are required to provide our semi-annual results and other material information that we disclose in Australia in the U.S. under the cover of Form 6-K. Nevertheless, this information is not the same and may not be as much information as would be made available to you were you investing in a U.S. public corporation.

Future issuances and sales of our stock could dilute your ownership and cause our stock price to decline.

We intend to continue to finance our operations through the issuance of securities, if feasible, including by way of the public equity markets, private financings and debt. If we raise additional capital through the issuance of equity or securities convertible into equity, existing holders of our securities may experience dilution. Those securities may have rights, preferences or privileges senior to those of the holders of our ordinary shares. Additional financing may not be available to us on favorable terms, and financing available at less favorable terms may lead to more substantial dilution of existing shareholders.

If we fail to comply with internal controls evaluations and attestation requirements our stock price could be adversely affected.

We are subject to United States securities laws, including the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted by the SEC pursuant to such Act. As a foreign private issuer, under Section 404 of the Sarbanes-Oxley Act and the related regulations, we are required to perform an evaluation of our internal controls over financial reporting, including (1) management’s annual report on its assessment of the effectiveness of internal controls over financial reporting for the year ending June 30, 2007 and (2) our independent registered public accounting firm’s annual audit of management’s assessment beginning in the year ending June 30, 2008. We are in the early stages of the systems documentation and evaluation process. Combined with our initial testing of key internal controls during fiscal 2007 and the subsequent evaluation and testing by our independent registered public accounting firm commencing in fiscal 2008, we expect compliance with these requirements to be time-consuming and expensive. If we fail to complete the evaluation of our internal controls over financial reporting in time, if we identify material weaknesses in these internal controls or if our independent registered public accounting firm does not timely attest to our evaluation, we could be subject to regulatory scrutiny and decreased public confidence in our internal controls, which may adversely affect the market price of our stock.

Our Constitution and other Australian laws and regulations applicable to us, may adversely affect our ability to take actions that could be beneficial to our shareholders.

As an Australian company we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our constituent document, or Constitution, as well as the Corporations Act 2001 set forth various rights and obligations that are unique to us as an Australian company. These requirements may limit or otherwise adversely affect our ability to take actions that could be beneficial to our shareholders. You should carefully review the summary of these matters set forth under the section entitled, “Description of Securities We May Offer,” as well as our Constitution, which is included as an exhibit to this prospectus, prior to investing in our securities.

FORWARD-LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement and the documents incorporated in it by reference contain forward-looking statements that involve risks and uncertainties. Forward-looking statements relate to future events or our future financial performance and include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the progress and timing of our clinical trials or product candidate development programs, the effect of existing and future regulations and the effects of competition. These statements are based on our current expectations, beliefs and assumptions, and on information currently available to our management. In some cases, you can identify forward-looking statements by the use of words such as “anticipate,” “expect,” “intend,” “plan,” “seek,” “may,” “will,” “should,” “could,” “would,” “believe,” “estimate,” “project,” “predict,” “potential,” “continue,” or the negative of such terms or similar expressions. These forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activities, performance and other factors to be materially different from those anticipated in such forward-looking statements. Factors that might cause such differences include the risks discussed in “Risk Factors.”

This list of risk factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. We caution investors not to place significant reliance on the forward-looking statements contained herein. These statements, like all statements in this prospectus, speak only as of the date hereof (unless another date is indicated) and we undertake no obligation to update or revise the statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 6,900,000 shares of ordinary shares we are offering will be approximately $30.1 million, assuming that we sell the maximum number of shares we are offering pursuant to this prospectus supplement. “Net proceeds” is what we expect to receive after we pay the estimated placement agency fees and other estimated expenses for this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual number of shares sold, placement agency fees and proceeds to us are not presently determinable and may be substantially less than the maximum amount set forth above.

We intend to use the net proceeds from the sale of securities for general corporate purposes, including the conduct of Phase 3 clinical trials of PI-88 in post-resection liver cancer, the conduct of clinical trials of PI-88 in other indications, the development of our portfolio of other product candidates and to facilitate in-licensing or acquiring other technologies which may include funding future acquisitions.

We will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term interest-bearing securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

PRICE RANGE OF ORDINARY SHARES AND DIVIDEND POLICY

Markets

The principal non-United States trading market for our ordinary shares is the Australian Stock Exchange, or the ASX, under the code “PGL.” Our ordinary shares are also quoted on the Nasdaq Capital Market under the symbol “PGLA.”

Price Range of Ordinary Shares

Australian Stock Exchange (ASX)

The following table sets forth the high and low closing sales prices in Australian dollars of our ordinary shares as reported on the ASX during the periods indicated:

	High	Low
Quarterly Data:
First Quarter 2007	$7.50	$5.60
Monthly Data:
November 2006.	3.99	3.40
December 2006	7.30	3.75
January 2007	6.84	5.60
February 2007.	7.23	6.35
March 2007	7.50	5.75
April 2007	9.49	7.00

NASDAQ Capital Market

The following table sets forth the high and low closing sales prices in U.S. dollars of our ordinary shares as reported on the NASDAQ Capital Market during the periods indicated:

	High	Low
Quarterly Data:
First Quarter 2007	$6.08	$4.30
Monthly Data:
November 2006	3.10	2.61
December 2006	6.48	2.80
January 2007	5.33	4.31
February 2007	5.57	4.80
March 2007	6.08	4.30
April 2007	7.78	5.58

On May 1, 2007, the closing sales price in U.S. Dollars of the ordinary shares as reported on the ASX and the NASDAQ Capital Market was $6.10 and $6.03, respectively.

No cash dividends have been paid on our ordinary shares to date and we do not expect to pay cash dividends thereon in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of our board of directors, will be subject to applicable law and will depend upon our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and any other factors deemed relevant by our board of directors.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2006:

•       on an actual basis; and

•       on an as adjusted basis to give effect to the issuance of 6,900,000 shares of our ordinary shares, the maximum number of shares we are offering pursuant to this prospectus supplement, at a public offering price of $4.75 per share, after deducting the estimated placement agency fees and our estimated offering expenses; and

•       on a pro forma as adjusted basis to give effect to the rights offering.

The following table sets forth our capitalization and indebtedness as of December 31, 2006 in accordance with US GAAP. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of December 31, 2006
	(unaudited)
	Actual	As adjusted	Pro forma as adjusted
	$’000	$’000	$’000
Cash and cash equivalents	23,703	53,825	80,234
Short-term debt	137	137	137
Stockholders’ equity
Capital stock, ordinary shares	75,023	105,145	131,554
Accumulated deficit	(55,747)	(55,747)	(55,747)
Accumulated other comprehensive income	1,314	1,314	1,314
Total stockholders’ equity	20,590	50,712	77,121
Total capitalization and indebtedness in accordance with US GAAP	20,727	50,849	77,258

Because there is no minimum offering amount required as a condition to the closing of this offering, the actual number of shares sold, the proceeds to us and our capitalization after this offering are not presently determinable and may be substantially different from the amounts set forth above.

For a description of the rights offering, see “Prospectus Supplement Summary — Recent Developments — Rights Offering” above.

DILUTION

Our net tangible book value as of December 31, 2006 was approximately $20.6 million, or $0.46 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of ordinary shares outstanding.

After giving effect to the sale by us of 6,900,000 shares of ordinary shares offered by this prospectus supplement at a public offering price of $4.75 per share and after deducting estimated placement agency fees and other estimated offering expenses, our net tangible book value at December 31, 2006 would have been approximately $50.7 million, or $0.99 per share. This represents an immediate increase in net tangible book value of $0.53 per share to existing shareholders and an immediate dilution of $3.76 per share to new investors in this offering.

The following table illustrates the net tangible book value dilution per share to new investors after the issuance of ordinary shares offered by this prospectus supplement:

Public offering price per share		$4.75
Net tangible book value per share before this offering	$0.46
Increase per share attributable to new investors	$0.53
Net tangible book value per share after this offering		$0.99
Net tangible book value dilution per share to new investors		$3.76

After giving effect to the sale by us of 5,941,343 shares of ordinary shares offered in accordance with the rights offering at a public offering price of $4.75 per share and after deducting estimated discount, commissions and other estimated offering expenses (and assuming the sale by us of 6,900,000 shares of ordinary shares offered by this prospectus supplement at a public offering price of $4.75 per share and after deducting estimated placement agency fees and other estimated offering expenses), our net tangible book value at December 31, 2006 would have been approximately $77.1 million, or $1.35 per share. This represents an immediate increase in net tangible book value of $0.89 per share to then existing shareholders and an immediate dilution of $3.40 per share to all shareholders.

The following table illustrates the net tangible book value dilution per share to shareholders after the issuance of ordinary shares offered by this prospectus supplement and giving effect to the rights offering:

Public offering price per share		$4.75
Net tangible book value per share before this offering	$0.46
Increase per share attributable to shareholders	$0.89
Net tangible book value per share after the Rights Offering		$1.35
Net tangible book value dilution per share to shareholders		3.40

This discussion of dilution, and the table quantifying it, assumes no exercise of any outstanding options or warrants to purchase shares of our ordinary shares, including warrants to be issued in the rights offering.

PLAN OF DISTRIBUTION

Thomas Weisel Partners LLC, or Thomas Weisel, has entered into a placement agency agreement with us. Pursuant to the placement agency agreement, Thomas Weisel has agreed to act as placement agent in connection with this offering. Thomas Weisel is using its reasonable efforts to introduce us to investors who will purchase the shares we are offering pursuant to this prospectus supplement. Thomas Weisel does not have any obligation to buy any of the shares from us or to arrange the purchase or sale of any specific number or dollar amount of the shares.

We may enter into subscription agreements with investors for the purchase of shares in this offering. The terms of this offering will be subject to market conditions and negotiations between us, Thomas Weisel and prospective investors.

Certain investor funds may be deposited into an escrow account set up at Law Debenture Trust Company of New York. Law Debenture Trust Company of New York will not accept any investor funds until the date of this prospectus supplement. Before the closing date, Law Debenture Trust Company of New York will notify Thomas Weisel when funds to pay for the shares have been received. We will deposit the shares with the Depository Trust Company, or DTC, upon receiving notice from Thomas Weisel that funds to pay for the shares have been received. At the closing, DTC will credit the shares to the respective accounts of the investors. If the conditions to this offering are not satisfied or waived, then all investor funds that were deposited into escrow will be returned promptly to investors and this offering will terminate. We will pay Law Debenture Trust Company of New York a fee in connection with the escrow services.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares of ordinary shares, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of the shares of ordinary shares will take place on or about May 8, 2007. Investors will also be informed of the date on which they must transmit the purchase price into the designated accounts.

We have agreed to indemnify Thomas Weisel, and certain other persons against certain liabilities under the Securities Act. We have also agreed under certain circumstances to contribute to payments Thomas Weisel may be required to make in respect of such liabilities. Thomas Weisel have informed us that they will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We have agreed to certain lock-up provisions with regard to future sales of our ordinary shares for a period of 90 days after the offering as set forth in the placement agency agreement. Our executive officers and directors have agreed to certain lock-up provisions with regard to future sales of our ordinary shares for a period of 90 days after the offering.

We have agreed to pay Thomas Weisel an aggregate fee of approximately 4.61% of the proceeds of this offering. The table on the first page of this prospectus supplement shows the per share and total placement agency fees we will pay to Thomas Weisel , assuming the sale of all of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

This is a brief summary of the material provisions of the placement agency agreement and the subscription agreements and does not purport to be a complete statement of their terms and conditions. The placement agency agreement is included as an exhibit to our Current Report on Form 6-K that will be filed with the Securities and Exchange Commission prior to the consummation of this offering. A form of the subscription agreement is attached as Appendix A to this prospectus supplement. See “Where You Can Find More Information” in this prospectus.

In compliance with the guidelines of the National Association of Securities Dealers, the maximum consideration or discount to be received by any NASD member may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

The transfer agent for our ordinary shares is Computershare Trust Company, N.A.

The ordinary shares will have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, under the symbol “PGLA.”

EXPERTS

The financial statements of Progen Pharmaceuticals Limited (formerly, Progen Industries Limited) incorporated by reference in Progen Pharmaceuticals Limited’s (formerly, Progen Industries Limited’s) Annual Report on Form 20-F for the year ended June 30, 2006 have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to the laws of Australia will be passed upon for us by Clayton Utz (registered in Australia). Certain legal matters with respect to the laws of the United States will be passed upon for us by Greenberg Traurig LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, is counsel for the placement agent in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other documents with the SEC. You may inspect any document we file at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and at its regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Securities and Exchange Commission which can be assessed at http://www.sec.gov.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act, as a foreign private issuer, we will be exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports Form 8-K upon the occurrence of certain material events. We intend to fulfill the informational requirements that do apply to us as a foreign private issuer under the Exchange Act. We will also be subject to the informational requirements of the Australian Stock Exchange and the Australian Securities & Investments Commission. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the Australian Stock Exchange and the Australian Securities Investment Commission. Our public filings with the Australian Stock Exchange are electronically available from the Australian Stock Exchange’s website (http://www.asx.com.au), and you may call the Australian Securities & Investments Commission at +61 3 5177 3988 for information about how to obtain copies of the materials that we file with it.

Except for the specific documents incorporated by reference below, no information available on or through our website, or any other website reference herein, shall be deemed to be incorporated into this prospectus or the registration statement of which it is a part.

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents:

(i)     our Annual Report on Form 20-F for the fiscal year ended June 30, 2006 filed on December 22, 2006 and any amendments thereto;

(ii)    our reports on Form 6-K dated March 20, 2007, April 16, 2007 and May 3, 2007; and

(iii)   the description of our securities contained in our Registration Statement on Form 20-F, filed with the SEC on April 10, 1997 and any amendment or report filed for the purpose of updating that description.

All annual reports on Form 20-F that we file with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Progen Pharmaceuticals Limited, 16 Benson Street, Toowong, Queensland, Australia, Attention: Company Secretary, telephone +61 7 3842 3333.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized anyone to give you different or additional information. You should not assume that the information contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus is accurate as of any date after the respective dates of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, shares of ordinary shares in any jurisdiction in which the offer or sale is not permitted.

Appendix A

SUBSCRIPTION AGREEMENT

Progen Pharmaceuticals Limited
16 Benson Street, Toowong
Queensland, 4066 Australia

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

This Subscription Agreement (this “Agreement”) is made as of the date set forth below between Progen Pharmaceuticals Limited, a Queensland, Australia corporation (the “Company”), and the Investor.

The Company has authorized the sale and issuance to certain investors of up to 6,900,000 shares (the “Shares”) of its Ordinary Shares, no par value per share (the “Ordinary Shares”), for a purchase price of $4.75 per share (the “Purchase Price”).

The offering and sale of the Shares (the “Offering”) are being made pursuant to (1) an effective Registration Statement on Form F-3 (including the Prospectus contained therein (the “Base Prospectus”), the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), (2) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended), that have or will be filed with the Commission and delivered to the Investor on or prior to the date hereof and (3) and a Prospectus Supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Shares and terms of the Offering that will be filed with the Commission and delivered to the Investor along with the Company’s counterpart to this Agreement.

The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Ordinary Shares set forth below for the aggregate purchase price set forth below.  The Shares shall be purchased pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein.

The manner of settlement of the Shares purchased by the Investor shall be determined by such Investor as follows (check one):

[____]	A.

Delivery  by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, and released by Computershare Trust Company, N.A., the Company’s transfer agent (the “Transfer Agent”), to the investor at the closing. NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)

DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

		(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

Law Debenture Trust Company of New York
Citibank N.A.
330 Madison Avenue
New York, New York 10017
ABA # 021000089
Account # 27633756
Ref: Progen Escrow A/C 79019

– OR –

[____]	B.

    Delivery versus payment (“DVP”) through DTC (i.e., the Company shall deliver Shares registered in the Investor’s name and address as set forth below and released by the Transfer Agent to the Investor at the Closing directly to the account(s) at Thomas Weisel Partners LLC identified by the Investor and simultaneously therewith payment shall be made from such account(s) to the Company through D). NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

		(I)	NOTIFY THOMAS WEISEL PARTNERS LLC OF THE ACCOUNT OR ACCOUNTS AT THOMAS WEISEL PARTNERS LLC TO BE CREDITED WITH THE SHARES BEING PURCHASED BY SUCH INVESTOR, AND
(II)

CONFIRM THAT THE ACCOUNT OR ACCOUNTS AT THOMAS WEISEL PARTNERS LLC TO BE CREDITED WITH THE SHARES BEING PURCHASED BY THE INVESTOR HAVE A MINIMUM BALANCE EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR.

– OR –

[____]	C.

Delivery of physical stock certificates, in no event later than one business day after the Closing, to the investor at the address set forth on the signature page to this agreement.  NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL remit by wire transfer the amount of funds equal to the aggregate purchase price for the shares being purchased by the Investor to the following account:

Law Debenture Trust Company of New York
Citibank N.A.
330 Madison Avenue
New York, New York 10017
ABA # 021000089
Account # 27633756
Ref: Progen Escrow A/C 79019

IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC, DVP OR PHYSICAL DELIVERY IN A TIMELY MANNER.  IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE SHARES OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.

The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or any of its affiliates and (b) it has no direct or indirect affiliation or association with any NASD member.  Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

7.   The Investor represents that it has received the final Base Prospectus, dated April 13, 2007, which is a part of the Company’s Registration Statement, prior to or in connection with the receipt of this Agreement.

8.   No offer by the Investor to buy Shares will be accepted and no part of the purchase price will be delivered to the Company until the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or a Placement Agent on behalf of the Company) sending (orally, in writing or by electronic mail) notice of its acceptance of such offer.  An indication of interest in response to the Investor signing this Agreement will involve no obligation or commitment of any kind until this Agreement is accepted and countersigned by the Company and notice of such acceptance has been sent as aforesaid.

[The remainder of this page has been intentionally left blank.]

Number of Shares:
Purchase Price Per Share:	$4.75
Aggregate Purchase Price:	$

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of May   , 2007

INVESTOR
By:
Print Name:
Title:
Address:

Agreed and Accepted
This      day of May, 2007:

PROGEN PHARMACEUTICALS LIMITED

By:

Title:

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1.    Authorization and Sale of the Shares.   Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Shares.

2.      Agreement to Sell and Purchase the Shares; Placement Agent.

2.1   At the Closing (as defined in Section 3.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Shares set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of Shares are attached as Annex I (the “Signature Page”) for the aggregate purchase price therefor set forth on the Signature Page.

2.2   The Company proposes to enter into substantially this same form of Subscription Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Shares to them.  The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”

2.3   Investor acknowledges that the Company intends to pay Thomas Weisel Partners LLC (the “Placement Agent”) a fee (the “Placement Fee”) in respect of the sale of Shares to the Investor.

2.4   The Company has entered into a Placement Agency Agreement (the “Placement Agreement”) with the Placement Agent that contains certain representations, warranties, covenants and agreements of the Company that may be relied upon by the Investor, which shall be a third party beneficiary thereof.  A copy of the Placement Agreement is available upon request.

3.                          Closings and Delivery of the Shares and Funds.

3.1  Closing.   The completion of the purchase and sale of the Shares (the “Closing”) will occur at a place and time (the “Closing Date”) to be specified by the Company and the Placement Agent, and of which the Investors will be notified in advance by the Placement Agent, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934.  At the Closing, (a) the Company will cause the Transfer Agent to deliver to the Investor the number of Shares set forth on the Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor and (b) the aggregate purchase price for the Shares being purchased by the Investor will be delivered by or on behalf of the Investor to the Company.

3.2   (a) Conditions to the Company’s Obligations.  The Company’s obligation to issue the Shares to the Investor will be subject to the receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on the Signature Page and the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

(b) Conditions to the Investor’s Obligations.  The Investor’s obligation to purchase the Shares will be subject to the accuracy of the representations and warranties made by the Company and the fulfillment of those undertakings of the Company to be fulfilled prior to the Closing Date, including, without limitation, those contained in the Placement Agreement and to the condition that the Placement Agent shall not have: (a) terminated the Agency Agreement pursuant to the terms thereof or (b) determined that the conditions to the closing in the Agency Agreement have not been satisfied (collectively, the “Company Closing Conditions”).  The Investor’s obligations are expressly not conditioned on the purchase by any or all of the other Investors of the Shares that they have agreed to purchase from the Company.

3.3    Delivery of Funds.

(a) Delivery by Electronic Book-Entry at The Depository Trust Company.  If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the Shares being purchased by the Investor to the following account (the “Escrow Account”) designated by the Company and the Placement Agent pursuant to the terms of that certain Escrow Agreement (the “Escrow Agreement”) dated as of May 2, 2007, by and among the Company, the Placement Agent and Law Debenture Trust Company of New York (the “Escrow Agent”):

Law Debenture Trust Company of New York
Citibank N.A.
330 Madison Avenue
New York, New York 10017
ABA # 021000089
Account # 27633756
Ref: Progen Escrow A/C 79019

Such funds shall be held in escrow in a non-interest bearing account until the Closing and delivered by the Escrow Agent on behalf of the Investors to the Company upon the satisfaction, in the sole judgment of the Placement Agent, of the Company Closing Conditions.  The Placement Agent shall have no rights in or to any of the escrowed funds, unless the Placement Agent and the Escrow Agent are notified in writing by the Company in connection with the Closing that a portion of the escrowed funds shall be applied to the Placement Fee.  The Company and the Investor agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages, expenses and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) arising under this Section 3.3 or otherwise with respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Investor shall also furnish to the Placement Agent a completed W-9 form (or, in the case of an Investor who is not a United States citizen or resident, a W-8 form).

(b)    Delivery Versus Payment through The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall confirm that the account or accounts at Thomas Weisel Partners LLC to be credited with the Shares being purchased by the Investor have a minimum balance equal to the aggregate purchase price for the Shares being purchased by the Investor.

(c)     Physical Delivery Versus Payment through the Escrow Agent.  If the investor elects to settle the Shares purchased by such Investor by physical delivery versus payment through the Escrow Agent, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the shares being purchased by the Investor to the Escrow Account.

3.4   Delivery of Shares.

(a)    Delivery by Electronic Book-Entry at The Depository Trust Company.  If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing Computershare Trust Company, N.A., the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery.  Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agent.  Simultaneously with the delivery to the Company by the Escrow Agent of the funds held in escrow pursuant to Section 3.3 above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.

(b)    Delivery Versus Payment through The Depository Trust Company.  If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall notify Thomas Weisel Partners LLC of the account or accounts at Thomas Weisel Partners LLC to be credited with the Shares being purchased by such Investor.  On the Closing Date, the Company shall deliver the Shares to the Investor directly to the account(s) at Thomas Weisel Partners LLC, as applicable, identified by Investor and simultaneously therewith payment shall be made from such account(s) to the Company through DTC.

(c)     Physical Delivery Versus Payment through the Escrow Agent. If the Investor elects to settle the Shares purchased by such Investor by physical delivery versus payment through the Escrow Agent, the Investor shall set forth on the Signature Page the address to which the physical certificates representing the Shares shall be delivered.  On the Closing Date, the Company shall cause the Transfer Agent to deliver the physical certificates to such address.

4.   Representations, Warranties and Covenants of the Investor.

4.1   The Investor represents and warrants to, and covenants with, the Company that (a) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares, (b) the Investor has answered all questions on the Signature Page and Exhibit A attached hereto for use in preparation of the Prospectus Supplement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date and (c) the Investor, in connection with its decision to purchase the number of Shares set forth on the Signature Page, relied only upon any or all of the following:  the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Company’s regular reports on Forms 20-F and 6-K as filed by the Company with the Commission, any Time of Sale Information (as defined in the Placement Agreement) provided to the Investor and the representations and warranties of the Company contained herein.

4.2   The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agent that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required.  Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.  The Placement Agent is not authorized to make and has not made any representation or use of any information in connection with the issue, placement, purchase and sale of the Shares, except as set forth or incorporated by reference in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Time of Sale Information (as defined in the Placement Agreement).

4.3   The Investor further represents and warrants to, and covenants with, the Company that (a) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.

4.4   The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

4.5   Each Investor represents, warrants and agrees that, since the earlier to occur of (i) the date on which the Placement Agents first contacted such Investor about the Offering and (ii) the date that is the fifth (5th) trading day prior to the date of this Agreement, it has not engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities).  Each Investor covenants that it will not engage in any transactions in the securities of the Company (including Short Sales), except for transactions entered into on behalf of the Investor by third-party managers exercising investment discretion on behalf of the Investor, prior to the time that the transactions contemplated by this Agreement are publicly disclosed.  Each Investor agrees that it will not use any of the Shares acquired pursuant to this Agreement to cover any short position in the Ordinary Shares if doing so would be in violation of applicable securities laws.  For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

5.    Survival of Representations, Warranties and Agreements.   Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor.

6.    Notices.   All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt and shall be delivered and addressed as follows:

if to the Company, to:
Progen Pharmaceuticals Limited
16 Benson Street, Toowong
Queensland, 4066 Australia
Attention: Linton Burns
Facsimile No.: 61-7-3720-9624
with copies to:
Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Facsimile No.: 212-805-9380
Attention: Ross Kaufman, Esq.

if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in accordance with this Section 6.

7.    Changes.   This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

8.    Headings.   The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

9.    Severability.   In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

10.  Governing Law.   This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

11.   Counterparts.   This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.  The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus Supplement.

12.  Confirmation of Sale.   The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus Supplement, shall constitute written confirmation of the Company’s sale of Shares to such Investor.

13.  Press Release.   The Company and the Investor agree that the Company shall issue a press release announcing the Offering prior to the opening of the financial markets in New York City on the business day immediately after the date hereof.

14.  Termination.   In the event that the Placement Agreement is terminated by the Placement Agent pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.

Exhibit A

PROGEN  PHARMACEUTICALS  LIMITED

INVESTOR QUESTIONNAIRE

Pursuant to Section 3 of Annex I to the Agreement, please provide us with the following information:

1.	The exact name that your Shares are to be registered in. You may use a nominee name if appropriate:
2.	The relationship between the Investor and the registered holder listed in response to item 1 above:
3.	The mailing address of the registered holder listed in response to item 1 above:
4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:
5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained), if applicable:
6.	DTC Participant Number, if applicable:
7.	Name of Account at DTC Participant being credited with the Shares, if applicable:
8.	Account Number at DTC Participant being credited with the Shares, if applicable:

PROSPECTUS

Progen Industries Limited

$60,000,000
ORDINARY SHARES AND WARRANTS

We may offer any combination of the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the ordinary shares and warrants to purchase ordinary shares collectively as the “securities.” This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms and offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest in our securities.

We may offer ordinary shares through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, you should refer to the section entitled “Plan of Distribution.” The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PGLA” and the Australian Stock Exchange under the symbol “PGL.” On March 19, 2007, the last sale price of our common stock on the Nasdaq Capital Market was $5.60 per share and on the Australian Stock Exchange was A$7.10 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 13, 2007.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Progen Industries Limited. Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Progen Industries Limited since the date hereof. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, we may, from time to time, sell the ordinary shares and warrants to purchase ordinary shares described in this prospectus in one or more offerings up to a total dollar amount of $60 million or the equivalent denominated in foreign currencies.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information,” before purchasing any of our securities. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including the exhibits. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires, in this prospectus, “Progen,” “Company,” “we,” “us” and “our” refer to Progen Industries Limited. References to “U.S. dollars,” “USD” or “$” are to the lawful currency of the United States and references to “AUD” or “A$” are to the lawful currency of Australia.

This prospectus contains translations to certain Australian dollar amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise specified, all translations from Australian dollars to U.S. dollars in this prospectus were made at the average interbank rate as of March 20, 2007, which was A$1.00 to $U.S.0.7965. We make no representation that the Australian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Australian dollars, as the case may be, at any particular rate or at all.

FORWARD-LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated in it by reference contain forward-looking statements that involve risks and uncertainties. Forward-looking statements relate to future events or our future financial performance and include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the progress and timing of our clinical trials or product candidate development programs, the effect of existing and future regulations and the effects of competition. These statements are based on our current expectations, beliefs and assumptions, and on information currently available to our management. In some cases, you can identify forward-looking statements by the use of words such as  “anticipate,” “expect,” “intend,” “plan,” “seek,” “may,” “will,” “should,” “could,” “would,” “believe,” “estimate,” “project,” “predict,” “potential,” “continue,” or the negative of such terms or similar expressions. These forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activities, performance and other factors to be materially different from those anticipated in such forward-looking statements. Factors that might cause such differences include the risks discussed in “Risk Factors.”

This list of risk factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. We caution investors not to place significant reliance on the forward-looking statements contained herein. These statements, like all statements in this prospectus, speak only as of the date hereof (unless another date is indicated) and we undertake no obligation to update or revise the statements.

ABOUT PROGEN

Overview

We are a globally focused biotechnology company committed to the discovery, development and commercialization of small molecule therapeutics primarily for the treatment of cancer. Our lead pipeline product candidate, PI-88, is a multi-targeted cancer therapeutic which is currently in development for the treatment of post-resection liver cancer, metastatic melanoma, non-small cell lung cancer, or NSCLC, multiple myeloma and hormone refractory prostate cancer. The lead indication for PI-88 is for the treatment of post-resection liver cancer and is currently in the late stages of Phase 2 clinical development. According to the International Journal of Cancer, liver cancer, or hepatocellular carcinoma, is the third most common cause of cancer death in the world. There are currently no therapies approved by the U.S. Food and Drug Administration, or FDA, in the post-resection adjuvant setting. We believe that post-resection liver cancer patients exhibit a high unmet clinical need for which PI-88 may offer the first effective pharmacological therapy.

In addition to PI-88, we are actively engaged in other drug development efforts. Our second product candidate, PI-166, is a targeted therapy currently in a Phase 1b clinical trial for the treatment of inoperable primary liver cancer. PI-166 is a formulation with a very high affinity for primary liver cancer cells. Based on interim data gathered to date, no drug-related side effects of PI-166 have been observed in patients enrolled in the trial.

Complementing our clinical development programs, we have an active discovery research program. Our efforts are primarily focused on the design and development of novel small molecules based on the inhibition of carbohydrate-protein interactions involved in disease processes. We also operate a manufacturing facility that provides contract manufacturing and bioprocess technology development services to Australian and overseas-based clients. We manufacture PI-88 and prepare PI-166 for all clinical trials that have been conducted to date at this facility.

PI-88

Our lead product candidate, PI-88, is a carbohydrate-based, small molecule which is currently undergoing clinical development in several different oncology indications. PI-88 is believed to work via two mechanisms. First, it inhibits the enzyme heparanase, which plays an important role in tumor spread and invasion through surrounding tissues. Tumors must ordinarily degrade the basement membrane and extracellular matrix of surrounding tissues in order to grow and heparanase is an enzyme that facilitates this process. By inhibiting this degradation process, PI-88 reduces the ability of tumors to expand and spread. Second, PI-88 exerts an anti-angiogenic effect by inhibiting the interaction between growth factors, heparan sulfate and cellular receptors. As tumors grow, they require additional blood supply to provide oxygen and nutrients. The generation of these new blood vessels to supply additional blood supply is a process known as angiogenesis, and it is controlled in part by proteins such as vascular endothelial growth factor, or VEGF, and fibroblast growth factor, or FGF-1 and FGF-2, binding to their receptors. PI-88 competitively binds to these growth factors, limiting their ability to bind to heparan sulfate and their receptors. Angiogenesis has been widely validated as an important target in the development of novel anti-cancer therapies.

Our goal is to commercialize PI-88 as a cytostatic anti-cancer therapy, beginning with liver cancer and progressing into a range of other types of cancer. Cytostatic drugs are designed to stop tumors from spreading or recurring, as compared to cytotoxic drugs which are designed to destroy tumor cells, but which often have adverse effects in normal cells, leading to toxicity.

All of our PI-88 clinical trials to date are being conducted under an Investigational New Drug, or IND, application issued by the FDA. In addition, PI-88 has been designated by FDA as an orphan drug for the treatment of high-risk stage II, stage III and stage IV melanoma. We believe PI-88 may also be eligible for orphan drug designation in other areas.

The Phase 2 post-resection liver cancer study was originally designed as a two-stage trial, with the first stage intended to determine optimal dosing and the second to demonstrate efficacy. In April 2006, we met with the FDA and discussed our registration path for PI-88. Following this meeting, we have decided to proceed directly to Phase 3 development after completion of the first stage, thereby accelerating the commencement of our planned Phase 3 clinical trials for post-resection liver cancer.  In the April 2006 meeting, the FDA also recommended that we submit Special Purpose Assessments, or SPAs, for our Phase 3 trials.  We are currently in discussion with the FDA on the terms of an SPA for PI-88 for the use in post-resection liver cancer.  We are also currently in the process of finalizing a global Phase 3 development plan with the intention of bringing PI-88 to market in this indication as swiftly and efficiently as possible.

In December 2006, we announced positive preliminary results from our Phase 2, 172-patient, post-resection liver cancer trial. This study was designed to assess the efficacy and safety of PI-88 administered to patients that have had their primary liver cancer tumors removed via surgery. PI-88 was administered at two doses, 160 mg and 250 mg, and compared to an untreated control group. At the 30 week time point, the preliminary results showed the risk of recurrence to be 1 in 5 for the 160 mg PI-88 treatment group (disease-free rate of 79%), down from 1 in 3 for the untreated control group (disease-free rate of 65%).  For the patients in the 160 mg group that recurred, time to recurrence was 76% longer at the 80th percentile than for the untreated control group. This represents disease-free survival, or time to recurrence, of 30 weeks for the 160 mg PI-88 compared with 17 weeks for the untreated control group.  PI-88 was generally well tolerated at the 160 mg dose, although several patients dropped out in the 250 mg arm, leading us to the preliminary conclusion that the 160 mg dose rate is more appropriate for further development.  If the results of the final 48 week data from our Phase 2 post-resection liver cancer trial continue to be positive, we expect to commence the first of our Phase 3 clinical trials during the second half of 2007.

Aside from liver cancer, PI-88 has completed Phase 2 clinical trials in multiple myeloma and melanoma and Phase 2 randomized trials are also currently underway in NSCLC, metastatic melanoma and hormone-refractory prostate cancer. We believe there is potential for PI-88 to have a therapeutic role in other cancers as well, but we have elected to focus on these five tumor types initially.

We have retained worldwide commercial rights to PI-88. We continue to assess strategic partnering opportunities in parallel with our ongoing internal commercialization efforts. At the appropriate time, we intend to select collaborators for later-stage clinical development and commercialization of PI-88.

PI-88 Market Overview

Our drug development efforts are focused on oncology. Despite the approval of numerous new therapeutic products in the past 10 years, over half a million Americans died of cancer in 2005, according to the American Cancer Society, making cancer, after heart disease, the second leading cause of death in the United States. While we believe that PI-88 may prove to be applicable to a broad range of cancer indications, we have focused our PI-88 clinical development efforts to date on liver cancer, metastatic melanoma, NSCLC, multiple myeloma and post refractory prostate cancer.

PI-88 belongs to the new class of angiogenesis inhibitors that have only recently been introduced.  Angiogenesis inhibitors currently available include Avastin®, Sutent®, and Nexavar®. These three anti-angiogenesis products are currently registered in a limited number of cancer indications: Avastin® is registered for use in colorectal cancer, lung cancer, and breast cancer. Sutent® is registered for use in gastro-intestinal stromal tumor, or GIST, and renal cell carcinoma, or kidney cancer. Nexavar® is registered for use in renal cell carcinoma.

According to the International Journal of Cancer, liver cancer, or hepatocellular carcinoma, is the third most common cause of cancer death worldwide. The American Cancer Society estimates that there were over 500,000 new cases of liver cancer diagnosed worldwide in 2005; and an estimated 18,510 new cases were diagnosed with 16,200 deaths in the U.S. in 2006. Liver cancer prevalence is high in Asia and Africa, where hepatitis B is especially virulent; while in Japan, Europe, and the United States, liver cancer incidence is predominantly attributed to underlying hepatitis C infection. The International Journal of Cancer estimates that 80% of new liver cancer cases will occur in developing countries. Based on a 2005 Frost & Sullivan report, there are approximately 350,000 annual incidences of liver cancer in China, 50,000 in Europe, 50,000 in Japan, 20,000 in South Korea, and over 50,000 elsewhere in South East Asia.

According to the Journal of Clinical Oncology, between 70% and 85% of liver cancer patients are diagnosed with an advanced or unresectable form of the disease. For patients with resectable tumors their recurrence rates are among the highest of any solid tumor, approaching 75-100% at 5 years, according to the Annals of Surgery. We believe that PI-88’s dual mechanism of action is particularly well suited for patients with resectable liver cancer because PI-88 is being developed to reduce the spread of first tumor cells and minimize growth of new blood vessels to the tumor. Our goal is to develop and commercialize PI-88 for treatment in the post-resection population so as to reduce the incidence of recurrence of the disease, prolong the time to recurrence and ultimately improve the survival rates for patients with resectable liver cancer. There are currently no FDA-approved therapies for post-resection liver cancer. These factors all contribute to a significant high unmet medical need combined with limited treatment alternatives and a rationale for a registration strategy targeting this indication first.

Our market development strategy is based on a registration approach for PI-88 in post-resection liver cancer targeting U.S., Europe, Japan, China, Taiwan, Korea and other South East Asian countries. This registration plan is directly related to the economic opportunity available to PI-88 in this key indication. The Phase 3 clinical development plan will be designed to effectively support the registration plan.

Our Strategy

We intend to develop and commercialize novel therapeutics primarily for cancer. Key elements of our strategy include:

•       Leveraging in-house expertise and capabilities in product development. We believe that our core scientific and management teams have a track record in drug discovery and in selecting and advancing promising product candidates through preclinical and human clinical trials, demonstrating proof of efficacy, and moving product candidates towards registration and commercialization.

•       Discovering and developing novel small molecule therapeutics using our proprietary drug discovery technology platform. We will continue to focus our drug discovery research programs on the discovery and development of novel, small-molecule therapeutics for cancer and other serious diseases that over time will feed our product candidate pipeline and leverage our drug development infrastructure.

•       Expanding our product candidate pipeline through in-licensing. In addition to our internal drug development efforts, we intend to selectively in-license lead compounds and new therapies for cancer and other serious diseases at early stages of development.

•       Establishing strategic collaborations for the development and commercialization of our product candidates.  Where appropriate to optimize clinical development and maximize value creation, we intend to complement our internal capabilities by selectively entering into collaborations with pharmaceutical and biotechnology companies to complete product development and move our product candidates into the marketplace, as well as to improve our ability to move new compounds into the clinic.

•       Capitalizing on our in-house manufacturing capabilities to support the development and commercialization of our product candidates. We have manufactured PI-88 and formulate PI-166 for all our preclinical and clinical trials to date at our manufacturing facility. For our PI-88 Phase 3 clinical trials our facility will complete the first step in the manufacturing process. We intend to leverage our experience in bioprocess manufacturing technologies to support the development and commercialization of our present and future product candidates.

•       Establishing and maintaining a strong intellectual property portfolio. We plan to continue to aggressively pursue patent protection in the United States and other significant markets, as well as protect trade secrets and know-how, as our drug discovery technologies uncover additional small molecule product candidates or as necessitated by our in-licensed development programs.

Other Product Candidates

PI-166

PI-166, our second product candidate in oncology, is a targeted cytotoxic drug candidate currently in a Phase 1b clinical trial for inoperable primary liver cancer. PI-166 is a novel combination of an active small organic chemical molecule and a delivery vehicle that directs the active drug constituent to the tumor site. PI-166 is being developed for potential application in the treatment of advanced liver cancer.

A Phase 1 clinical trial of PI-166 was initiated in Sydney, Australia in 2003. Due to slower than expected recruitment from the center, two additional sites have been added. The primary objective of this trial is to investigate the safety and tolerability of escalating doses of PI-166 in patients with advanced stage primary liver cancer where surgical intervention is no longer an option. Based on interim data to date, no drug-related side effects of PI-166 have been observed in patients enrolled in the trial.

Research Pipeline

We have an active drug discovery research program that has identified a portfolio of therapeutic targets that play key roles in cancer, and potentially in other serious diseases. Our discovery team is designing, synthesizing and screening small molecule compounds directed at these targets. This research program was partially funded by an AusIndustry START grant until June 2005. In August 2005, we were successful in being awarded a further AusIndustry grant known as a Commercial Ready Grant that will continue to partially fund this program until August 2008.

The first class of novel compounds emerged from this program in late 2005. These compounds have been shown to inhibit heparanase and bind to the pro-angiogenic growth factors VEGF, FGF-1 and FGF-2. The compounds have been tested in several models of angiogenesis and demonstrated in vitro and in vivo anti-angiogenic activity and suitable pharmacokinetic profiles. We plan to optimize the compounds and conduct further research in relevant disease models before selecting lead compounds for formal toxicity studies and pursuing an IND leading to clinical development.

Manufacturing

We operate a current good manufacturing practice, or cGMP, certified pilot manufacturing facility that provides contract manufacturing services to the biotechnology industry, earning revenues on a fee for service basis. Contract and consulting services revenues constituted approximately 56%, 100% and 100% of our sales revenue for the fiscal years ended June 30, 2004, 2005, and 2006, respectively. The facility also manufactures PI-88 and prepares PI-166 for all clinical trials that have been conducted to date.

On November 29, 2006, we received notification from the FDA that the appropriate, chemistry, manufacturing and control, or CMC, procedures have been put in place to progress PI-88 to Phase 3 clinical trials. This notification follows our end-of-phase 2 CMC meeting with the FDA, held on October 24, 2006, and enables us to manufacture PI-88 for our upcoming Phase 3 clinical trials. Our facility will manufacture the first step in the process, while a large U.S.-based contract manufacturing company has been contracted to produce the final active ingredient. We expect to have manufactured more than 150,000 doses of PI-88 in advance of the Phase 3 clinical trials that are expected to commence during the second half of 2007.

Patent Rights, Licenses and Proprietary Technology

Patents

We own or have exclusive rights to 10 patent families, incorporating 23 granted or accepted for grant patents and 28 filed applications, including granted composition of matter and method of use patent families on our lead product candidate, PI-88, in countries including the U.S., Australia, Taiwan, China, South Africa, and New Zealand. The PI-88 composition of matter patent application has been accepted in Canada and filed in countries including Europe and Japan. The PI-88 composition of matter patent expires in 2016.

Licenses

We have an exclusive worldwide license from the Australian National University in Canberra, Australia, to five families of patents and patent applications relating to PI-88. Our license rights terminate on November 4, 2018 or ten years after the expiration of the last patent related to the PI-88 technology, whichever is later. Our license with the Australian National University requires us to pay the University a portion of PI-88 related payments that we receive, including royalties on sales of PI-88, as well as on any fees we receive from sublicensing this technology.  In addition, we are the assignee to a sixth patent application.

We also have exclusive worldwide license from the University of New South Wales in Sydney, Australia, to PI-166.  Our license rights terminate on expiration of the last patent forming part of the technology or, if no patent issues, in 2012 with an option to extend until 2022. Our license with the University of New South Wales requires us to pay the University a portion of PI-166 related payments that we receive including royalties on sales of PI-166 as well as on any fees we receive from sublicensing this technology.

Corporate Information

We were incorporated in September 1989 as Almagest Pty Ltd in the State of Queensland, Australia, and changed our name to Progen Industries Pty Ltd in April 1990. In March 1991, we converted to a public limited liability company under the name Progen Industries Limited. At a general meeting of shareholders held on March 16, 2007 the change of our name to Progen Pharmaceuticals Limited was approved, such change to become effective on or around March 28, 2007.

We are jointly listed on the Australian Stock Exchange under the symbol “PGL” and the Nasdaq Capital Market under the symbol “PGLA.” We employ approximately 45 people across two sites in discovery research, clinical development, manufacturing, business development and administration. The address of our principal executive office is 16 Benson St., Toowong, Queensland in Australia, and our telephone number is 61-7-3842-3333. We have manufacturing and drug discovery facilities organized in Darra, Queensland in Australia. Our website address is www.progen.com.au. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

RISK FACTORS

You should be aware that there are various risks to an investment in our securities, including those described below. You should carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus, before you decide to invest in our securities.

If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We do not have any products that are approved for commercial sale.

We have not sufficiently advanced the development of our product candidates, PI-88 and PI-166, to obtain regulatory approval for commercial sale, and, accordingly, have not begun to market or generate revenues from their commercialization.

PI-88, PI-166 and any of our future product candidates will require significant additional investment in:

•       research and development;

•       preclinical testing and clinical trials;

•       manufacture and supply;

•       regulatory and sales and marketing activities; and

•       regulatory approval prior to any commercial sales.

Despite our ongoing efforts and continued investment in PI-88, PI-166 and or our future product candidates, neither PI-88 or PI-166, nor any of our future product candidates, may ever be approved for commercial sale.

We have a history of operating losses and may not achieve profitability.

We have incurred net operating losses in each year since we began operations in 1989. As of December 31, 2006, we had an accumulated deficit of approximately $55.7 million, primarily attributable to our research and development activities. We expect to incur significant additional operating losses over at least the next several years and to increase our cumulative losses substantially as we expand our research and development and preclinical activities and commence additional clinical trials of PI-88 and PI-166. Even if PI-88, PI-166 or any of our other product candidates are successfully developed and approved for commercial sale, they may not generate sufficient revenues to enable us to continue to sustain our losses, or to ever be profitable.

There is a significant risk that we may not be able to complete the development of PI-88 or PI-166, or develop other product candidates.

There is no certainty that we will be able to develop PI-88, PI-166 or any future product candidates adequately to successful commercialization, or that our research will lead to the discovery of additional product candidates. Moreover, we may be unable to successfully develop any of our current and future product candidates. Our product candidates, including PI-88 and PI-166, may not:

•       prove to be safe and efficacious in clinical trials;

•       meet applicable regulatory standards and receive regulatory approval;

•       be capable of being produced in commercial quantities, or at reasonable costs; or

•       be successfully or profitably marketed, either by us or a collaborative partner.

The products we develop also may not successfully penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients and third-party payors. We cannot predict if or when PI-88, PI-166, or any of our other product candidates under development will be commercialized.

The results of on-going and future clinical trials of PI-88 and PI-166 are uncertain and we will not be able to commercialize PI-88, PI-166 or any of our other product candidates if we fail to adequately demonstrate their safety and efficacy.

Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through preclinical testing and clinical studies that our product candidates are safe and effective for use in humans for each target indication. Conducting preclinical testing and clinical studies is an expensive, protracted and time-consuming process. Furthermore, the results of preclinical in vitro studies, which are studies within an artificial environment, and animal studies may not necessarily be predictive of results obtained in human clinical testing. Likewise, results from early clinical trials may not be predictive of results obtained in large-scale, later-stage clinical testing. In addition, even though a potential product candidate shows promising results in clinical trials, regulatory authorities may not grant the necessary approvals without sufficient safety and efficacy data, or at all.

We are currently conducting four Phase 2 clinical trials of PI-88 in cancer patients in the United States, Taiwan and Australia and have planned further future trials. If the preliminary results of our Phase 2 post-resection liver cancer trial are confirmed, we intend to commence a Phase 3 trial during the second half of 2007. We also are conducting a Phase 1b clinical trial of PI-166 in Australia and, depending on the results of this trial, may conduct additional clinical trials. We plan to pursue a range of commercialization approaches for our product candidates, PI-88 and PI-166, among them entering into collaborative arrangements with one or more suitable pharmaceutical or biotechnology companies. We cannot make any assurances that we will be able to:

•       complete the current clinical trials of PI-88 and PI-166 successfully;

•       commence additional clinical trials of PI-88 or PI-166 as anticipated, or at all;

•       demonstrate the safety and efficacy of PI-88 or PI-166, or their respective superiority over existing therapies; or

•       enter into any collaborative arrangements to commercialize PI-88 and PI-166 on terms acceptable to us, or at all.

Clinical trials may take up to several years to complete. The length of time for such trials varies substantially according to the type, complexity, novelty, patient recruitment into and intended use of the product candidate. When our current and ongoing Phase 2 clinical trials are completed, we may not be able to pursue further clinical development, execute market development efforts, enter into a collaborative arrangement with a suitable pharmaceutical or biotechnology company to complete the development of, or commercialize, PI-88 or PI-166. Moreover, clinical trial results that show insufficient safety and efficacy could adversely affect our ability to develop our product candidates and would have a material adverse effect on our business, financial condition and results of operations.

Once clinical trials are completed by us or a collaborative partner, we may not be able to submit as scheduled a marketing approval request to the Australian Therapeutic Good Administration’s, or TGA,

Drug Safety and Evaluation Branch, the FDA or any other authority, and if submitted, such request and application may not be reviewed and cleared by any of these authorities, as applicable, in a timely manner, or at all.

During the course of clinical trials and toxicology studies, PI-88, PI-166 and our other product candidates may exhibit unforeseen and unacceptable drug-related toxicities or side effects. If any unacceptable toxicities or side effects were to occur, we may, or regulatory authorities may require us to, interrupt, limit, delay or abort the development of our product candidates. In addition, unacceptable toxicities could ultimately prevent the clearance of our product candidates by the TGA or the FDA for any or all targeted indications. Even after being cleared by the TGA or the FDA, any of our products may later be shown to be unsafe or not to have its purported effect, thereby preventing widespread use or requiring withdrawal from the market. We cannot make any assurances that PI-88, PI-166 or any of our other product candidates will be safe or effective when administered to patients.

We may experience delays in our clinical trials that could adversely affect our business and operations.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule, or at all. Our ability to commence and complete clinical trials may be delayed by many factors, including:

•       government or regulatory delays, including delays in obtaining approvals from the FDA, the TGA, and other applicable review boards;

•       slower than expected patient recruitment;

•       our inability to manufacture or prepare, as applicable, sufficient quantities of PI-88, PI-166 or any of our other product candidates;

•       unforeseen safety issues; and

•       lack of efficacy during the clinical trials.

Patient enrollment is a function of, amongst other things, the nature of the clinical trial protocol, the existence of competing protocols, the size and longevity of the target patient population, and the availability of patients who meet the eligibility criteria for the clinical trial. Delays in planned patient enrollment may result in increased costs, delays in trial completion or termination of clinical trials. Moreover, we have limited experience in conducting and managing clinical trials and may rely on third parties to assist us in managing and monitoring clinical trials. Any failure by these third parties to perform under their agreements with us may cause the trials to be delayed or result in a failure to complete the trials.

Product development costs to our collaborators and us will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Any such delays could have a material adverse effect on the development and commercial prospects of our product candidates and our business, financial condition and results of operations.

We may be unable to enroll a sufficient number of patients to complete our clinical trials.

Our clinical trials may be suspended at any time for a variety of reasons. Completion of clinical trials depends on, among other things, our ability to enroll a sufficient number of patients, which is a function of many factors, including:

•       the therapeutic endpoints chosen for evaluation;

•       proximity of patients to clinical sites;

•       the eligibility criteria for participation in the clinical trials;

•       the size of the patient population required for meaningful analysis of the trial results;

•       our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•       our ability to obtain and maintain patient consents;

•       the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

•       competition for patients by clinical trial programs for other treatments.

We have in the past experienced and may again experience difficulties in enrolling patients in our clinical trials, particularly due to the rate of incidence for our target indications in certain populations, as well as the geographical locations we have selected for conducting our clinical trials. Any such difficulties could increase the costs or affect the timing or outcome of these trials and could prevent us from completing these trials.

We may not be successful in performing additional PI-88 clinical trials in other indications.

If our product candidates are approved for one or more initial indications and are successfully commercialized, our strategy calls for performance of additional clinical trials in other indications. We may not be able to initiate such additional trials due to a number of factors, including the following:

•       we may not have sufficient financial or other resources to undertake such trials;

•       we may be unable to secure sufficient support from leading authorities or influential parties to build trial protocols and support for conduct of a new trial;

•       there may not be sufficient market size to warrant product development in other new indications; and

•       the health care community may believe that our products are limited in use to the already-approved indications.

Any failure to initiate additional clinical trials in other indications could have a material adverse effect on our business.

We have limited manufacturing experience, and delays in manufacturing sufficient quantities of PI-88 and PI-166 for preclinical and clinical trials may negatively impact our business and operations.

We operate a manufacturing facility that has manufactured PI-88 and prepared PI-166 for preclinical studies and clinical trials to date. We may not, however, be able to manufacture or prepare, as applicable, sufficient quantities of PI-88, PI-166 or any of our other product candidates in a cost-effective or timely manner. Any delays in production would delay our preclinical and clinical trials which could have a material adverse effect on our business, financial condition and results of operations.

For our planned PI-88 Phase 3 trials in post-resection liver cancer, we have contracted an external organization to finalize the production of bulk PI-88 in a facility that is FDA compliant with current good manufacturing practices.

We may not be able to obtain adequate supplies of PI-88 from our existing contract manufacturer and/or negotiate a second supply agreement with an alternate contract manufacturer to manufacture sufficient supplies of PI-88. If we are unable to do so, our ability to successfully complete our ongoing clinical trials or commercialize PI-88 will be significantly impaired and our results of operations and prospects would be materially adversely affected.

We may be required to enter into contracting arrangements with third parties to manufacture, or prepare, as applicable, PI-88, PI-166 and our other product candidates for large-scale, later-stage clinical trials. We may not be able to make the transition to commercial production successfully. We may need to develop additional manufacturing resources, enter into collaborative arrangements with other parties who have established manufacturing capabilities, or have third parties manufacture or prepare our products on a contract basis. We may not have access on acceptable terms to the necessary and substantial financing that would be required to scale-up production and develop effective commercial manufacturing processes and technologies. We also cannot make any assurances that we will be able to enter into collaborative or contracting arrangements on acceptable terms with parties that will meet our requirements for quality, quantity and timeliness.

To the extent that we enter into contractual relationships with other companies to manufacture our products, if any, the success of those products may depend on the success of securing and maintaining contractual relationships with third party manufacturers (and any sub-contractors they engage).

If we are unable to independently commercialize or establish and manage strategic collaborations to develop PI-88, PI-166 or any of our other product candidates, we may have to reduce or delay our product development efforts and/or increase our expenditures.

Our strategy for developing and commercializing our product candidates includes entering into various relationships with pharmaceutical or biotechnology companies to provide us with funding and/or to perform research, clinical development, regulatory clearance, commercial scale manufacturing, sales, marketing or distribution activities relating to PI-88, PI-166 or some or all of our current or future product candidates. To date, we have not entered into any such agreements. Establishing strategic collaborations of this nature are difficult and time-consuming. Our discussions with potential collaborators may not lead to the establishment of agreements on favorable terms, if at all. If we are unable to establish collaborative arrangements, we may have to reduce or delay further development of PI-88, PI-166 and our other product candidates and/or increase our expenditures and undertake the development and commercialization activities at our own expense. If we elect to fund our research and development programs on our own, we will need to obtain additional financing, which may not be available on acceptable terms, or at all.

If we successfully establish strategic collaborations, the management of our relationship with collaborators will require:

•       significant time and effort from our management team;

•       coordination of our efforts with the priorities of our collaborators; and

•       effective allocation of our resources to multiple projects.

We cannot be certain that these relationships will result in the successful development or commercialization of our product candidates or the generation of any revenue. If we enter into strategic collaborations our success will in part depend on the performance of our collaborators. Factors that could harm a successful collaboration include:

•       collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•       collaborators could independently develop, or develop with third parties, products that could compete with our current and future product candidates;

•       collaborators may not commit adequate resources to the development, marketing and distribution of our product candidates, limiting potential revenues from the commercialization of a product;

•       collaborators may not pursue further development and commercialization of compounds resulting from collaborations or may elect not to continue or renew research and development programs;

•       the terms of our agreements with collaborators may not be favorable to us;

•       disputes may arise delaying or terminating the research and development or commercialization of our product candidates, resulting in significant litigation or arbitration, or causing collaborators to act in their own self-interest and not in the interest of our shareholders; and

•       collaborators may terminate their agreements with us if, for example, we fail to meet a required milestone or observe other obligations in those agreements.

Our limited oversight of the contract research organizations may not be sufficient to avoid significant problems with the protocols and conduct of the clinical trials.

We intend to engage third party contract research organizations to help us with the conduct of the Phase 3 trials of PI-88 in post-resection liver cancer. These organizations may not perform all of their obligations under arrangements with us. If contract research organizations and other third parties do not perform clinical trials in a satisfactory manner or breach their obligations to us, the development and commercialization of our product candidates may be delayed or precluded. We cannot control the amount and timing of resources these contract research organizations devote to our programs or product candidates. The failure of any of these contract research organizations to comply with any governmental regulations would substantially harm our development and marketing efforts and delay or prevent regulatory approval of our product candidates. If we are unable to rely on clinical data collected by others, we could be required to repeat, extend the duration of, or increase the size of our clinical trials and this could significantly delay commercialization and require significantly greater expenditures.

We have limited personnel to oversee our out-sourced clinical testing and regulatory approval process.

We intend to engage a contract research organization or organizations to assist with the conduct of the Phase 3 trials of PI-88 in post-resection liver cancer. We currently have limited personnel to oversee these efforts. We intend to hire additional personnel skilled in the clinical testing and regulatory compliance process to oversee the contract research organizations involved in clinical testing of our compounds. If we are unable to do so, it may adversely affect the commencement date and conduct of our Phase 3 trials and other clinical development activities.

If we cannot enter into new licensing arrangements, our ability to develop a broad product portfolio could be limited.

A component of our business strategy is in-licensing drug compounds developed by other commercial or academic entities. Competition for promising compounds is intense. Moreover, negotiating and implementing such arrangements is a lengthy and complex process. Other companies with significantly greater resources may compete with us for such opportunities. If we are not able to identify additional licensing opportunities or enter into licensing arrangements on acceptable terms, if at all, our ability to develop a diverse portfolio of product candidates will be adversely affected.

We may require substantial additional financing in the future to sufficiently fund our operations, development efforts and research.

We have been unprofitable to date and expect to incur losses over the next several years as we expand our drug discovery and development programs and preclinical testing, including clinical trials of PI-88, PI-166 and our other product candidates. Our actual cash requirements for these activities will depend upon numerous factors, including:

•       the continued progress of our research and development programs;

•       the timing, scope, results and costs of preclinical studies and clinical trials;

•       the progress of licensing efforts;

•       the cost, timing and outcome of regulatory submissions and approvals;

•       determinations as to the commercial potential of our product candidates;

•       our ability to successfully expand our contract manufacturing services;

•       our ability to establish and maintain collaborative arrangements;

•       the status and timing of competitive developments; and

•       certain other factors which are beyond our control.

We are currently planning our Phase 3 trials of PI-88 in patients with post-resection liver cancer. We anticipate that we will require substantial additional funds in order to conduct this and other clinical trials, as well as to complete the research and development of our other existing and future product candidates. In addition, we will require additional funds to:

•       pursue regulatory approvals;

•       prosecute and defend our intellectual property rights;

•       establish commercial scale manufacturing facilities;

•       develop marketing and sales capabilities; and

•       fund our operating expenses.

We have no established bank financing arrangements, and we cannot be certain that we will be able to establish such arrangements on satisfactory terms, or at all. We may seek such additional funding through public or private financings and/or through strategic alliances or other arrangements. We cannot, however, be certain that such additional financing will be available from any sources on acceptable terms, or at all, or that we will be able to establish strategic alliances or other arrangements on acceptable terms, or at all. Any shortfall in funding could result in our having to curtail our operations, including our research and development and clinical trial activities, which could have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to attract and retain key personnel and cultivate key academic and scientific collaborations.

Our success is highly dependent on the continued contributions of our principal management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists. Competition among pharmaceutical and biotechnology companies for qualified employees is intense, and we cannot be certain that we will be able to continue to attract and retain qualified scientific and management personnel critical to our success. We also have relationships with leading academic and scientific collaborators who conduct research at our request or assist us in formulating our research and development strategies. These academic and scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to ours.

Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will negatively impact our business and operations.

There is no certainty that our products will achieve market acceptance even if they are approved by the TGA and the FDA. The degree of market acceptance of our products will depend on a number of factors, including:

•       the receipt and timing of regulatory approvals for the uses that we are studying;

•       the establishment and demonstration in the medical community of the safety, clinical efficacy and cost-effectiveness of our products and their potential advantages over existing therapeutics and technologies; and

•       the pricing and reimbursement policies of governments and third-party payors.

Physicians, patients, payors or the medical community in general may be unwilling to accept, use or recommend any of our products.

Moreover, due to the prevalence of liver cancer in Asia, if PI-88 or any of our other product candidates for the treatment of liver cancer obtain regulatory approval for commercialization, we anticipate that we will need to commercialize our products in numerous foreign markets within Asia, including China. We have limited foreign regulatory, clinical and commercial expertise and resources. Our ability to penetrate these markets is subject to numerous risk and uncertainties, including:

•       significant governmental controls;

•       complex regulatory requirements;

•       unexpected changes in regulatory requirements;

•       political and economic instability;

•       difficulties in costs of managing international operations;

•       pricing controls;

•       less effective protection for our intellectual property; and

•       foreign currency risks.

Any of these factors could adversely affect our ability to successfully commercialize our product candidates.

We may need to establish our own sales, marketing and distribution capability.

We currently have no experience in marketing, sales or distribution of pharmaceutical products. If we develop any commercially marketable products and decide to perform our own sales and marketing activities, we will require additional management, will need to hire sales and marketing personnel, and will require additional capital. We cannot make any assurances that qualified personnel will be available in adequate numbers or at a reasonable cost, that additional financing will be available on acceptable terms, or at all, or that our sales staff will achieve success in their marketing efforts. Alternatively, we may be required to enter into marketing arrangements with other parties who have established appropriate marketing, sales and distribution capabilities. We may not be able to enter into marketing or co-promotion arrangements or that if such arrangements are established, such third parties may not be able to commercialize our products successfully, or upon reasonable or acceptable terms. If we enter into marketing, sales or distribution arrangements, any third parties with which we may establish those arrangements may have significant control over important aspects of the commercialization our products. Among other things, these third parties may control pricing decisions, market identification, marketing methods and promotional activities. As a result, we may have limited or no control or influence over these activities, and our success may depend entirely on the marketing, sales and distribution decisions made by these third parties.

Many of our competitors have well-established and well-funded marketing and sales operations in place that will allow them to market their products more successfully. Failure to establish sufficient marketing capabilities may have a material adverse impact our potential revenues and results of operations.

Healthcare insurers and other organizations may not pay for our products, or may impose limits on reimbursement.

The pharmaceutical products we hope to develop may be rejected by the marketplace due to many factors, including the cost and reimbursement guidelines for these products. The continuing efforts of governments, insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce healthcare costs may affect our future revenues and profitability and those of our potential customers, suppliers and collaborative partners, as well as the availability of capital. In Australia and certain foreign markets, the pricing or profitability of prescription pharmaceuticals is already subject to government control. We expect initiatives for similar government control at both the state and federal level to continue in the United States and many other foreign markets. The adoption of any such legislative or regulatory proposals could have a material adverse effect on our potential revenues and results of operations.

Our ability to commercially exploit any of our future products, if approved, will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Third-party payors, such as government and private health insurers, are increasingly challenging the price of medical products and services. Although the Australian government continues to provide a subsidy to certain prescribed prescription pharmaceutical products through the Pharmaceutical Benefits Scheme, which, pending development, could include PI-88 and PI-166, uncertainty exists as to the reimbursement status of newly approved health care products and in foreign markets, including the United States and Asia. If third-party coverage is not available to patients for any of the products we develop, alone or with collaborators, the market acceptance of these products may be reduced which may adversely affect our future revenues and profitability. In addition, cost containment legislation and reductions in government insurance programs may result in lower prices for our products and could materially adversely affect our ability to operate profitably.

We may have product liability exposure.

The importation of biological products entails the risk of product and manufacturer’s liability. We currently have limited product and manufacturer’s liability insurance coverage related to our current sales activities. We cannot be certain that this coverage will be adequate to protect us in the event of a successful product or manufacturer’s liability claim or that the insurance will continue to be available on commercially reasonable terms.

The testing, marketing and sale of human health care products also entails an inherent risk of product liability. We may incur substantial liabilities or be required to limit development or commercialization of our products if we cannot successfully defend ourselves against product liability claims. In addition, product liability claims or product recalls, regardless of the ultimate outcome, could require us to spend significant time and money in litigation and to pay significant damages. We cannot be certain that our current limited product liability coverage will adequately protect us in the event of a successful product liability claim or that such insurance will continue to be available on commercially reasonable terms.

We may be liable for damages for any accidental contamination or injury from our use of biological and hazardous materials or our failure to comply with applicable laws and regulations.

Our research and development activities and manufacturing processes involve the use or sale of potentially harmful biological materials and hazardous substances. As a result, we are subject to federal, state and local laws and regulations in Australia governing the use, manufacture, storage, handling and disposal of potentially harmful biological materials and hazardous substances and certain waste products. We are also subject to applicable Australian environmental laws and regulations. Although we believe that our safety procedures for handling and disposing of such materials comply in all material respects with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages and any such liability could exceed our resources. We also believe that we are in compliance in all material respects with applicable environmental laws and regulations. However, any potential violation of these and other applicable laws and regulations could be significant and may negatively impact our business and operations.

Exchange rate fluctuations will continue to affect our reported results of operations.

Substantially all of our revenues are realized, and a significant portion of our operating costs are incurred, in Australian dollars. Any significant fluctuation in the currency exchange rates between the Australian dollar and the U.S. dollar will affect our results of operations as presented in U.S. dollars.

RISKS ASSOCIATED WITH OUR TECHNOLOGY AND INTELLECTUAL PROPERTY

Potential technological changes in our field of business create considerable uncertainty.

We are engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in research are expected to continue at a rapid pace in both industry and academia. Research and discoveries by others may render some or all of our programs or product candidates uncompetitive or obsolete.

Our business strategy is based in part upon new and unproven technologies to the development of pharmaceutical products for the treatment of cancer and other serious diseases. Unforeseen problems may develop with these technologies or applications and it is possible that commercially feasible products will not ultimately be developed by us.

We may not be able to keep pace with technological change or with the advances of our competitors.

The pharmaceutical and biotechnology industries are subject to rapid and significant technological change. Our competitors in Australia and elsewhere are numerous and include, among others, major pharmaceutical companies, large biotechnology firms, universities and other research institutions. These competitors may develop technologies and products that are more effective than any that we are developing, or which would render our technology and products obsolete or non-competitive. Many of these competitors have greater financial and technical resources and manufacturing and marketing capabilities than we do. In addition, many of our competitors have much more experience than we do in preclinical testing and human clinical trials of new or improved drugs, as well as in obtaining FDA, TGA and other regulatory approvals.

We know that competitors are developing or manufacturing various technologies or products for the treatment of diseases that we have targeted for product development. Some of these competitive products use therapeutic approaches that compete directly with some of our product candidates. Our ability to further develop our products may be adversely affected if any of our competitors were to succeed in obtaining regulatory approval for their competitive products sooner than we would.

Our success depends upon our ability to protect our intellectual property and our proprietary technology.

Our success will depend in large part on whether we can:

•       obtain and maintain patents to protect our own products;

•       obtain licenses to the patented technologies of third parties;

•       operate without infringing on the proprietary rights of third parties; and

•       protect our trade secrets and know-how.

Patent matters in the pharmaceutical and biotechnology industries are highly uncertain and involve complex legal and factual questions. Accordingly, the availability and breadth of claims allowed in pharmaceutical and biotechnology patents cannot be predicted. Statutory differences in patentable subject matter may limit the protection we can obtain on some or all of our inventions outside Australia or prevent us from obtaining patent protection outside Australia, either of which could have a material adverse effect on our business, financial condition and results of operations. For example, methods of treating humans are not patentable in many countries outside Australia and the United States. Moreover, since some patent applications in Australia and the United States are maintained in secrecy until the patent is issued, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we or any of our licensors were the first creator of inventions covered by pending patent applications or that we or our licensors were the first to file patent applications for such inventions. Additionally, the enforceability of a patent depends on a number of factors that may vary between jurisdictions. These factors may include the novelty of the invention, the requirement that the invention not be obvious in the light of prior art (including prior use or publication of the invention), the utility of the invention, and the extent to which the patent clearly describes the best method of working the invention.

While we intend to seek patent protection for our product candidates and technologies, we cannot be certain that any of the pending or future patent applications filed by us or on our behalf will be approved, or that we will develop additional proprietary products or processes that are patentable or that we will be able to license any other patentable products or processes. We also cannot be certain that others will not independently develop similar products or processes, duplicate any of the products or processes developed or being developed by us or licensed to us, or design around the patents owned or licensed by us, or that any patents owned or licensed by us will provide us with competitive advantages. Furthermore, we cannot be certain that patents held by third parties will not prevent the commercialization of products incorporating the technology developed by us or licensed to us, or that third parties will not challenge or seek to narrow, invalidate or circumvent any of the issued, pending or future patents owned or licensed by us.

Our commercial success will also depend, in part, on our ability to avoid infringement of patents issued to others. If a court determines that we were infringing any third party patents, we could be required to pay damages, alter our products or processes, obtain licenses or cease certain activities. We cannot be certain that the licenses required under patents held by third parties would be made available on terms acceptable to us or at all. To the extent that we are unable to obtain such licenses, we could be foreclosed from the development, manufacture or commercialization of the product requiring such license or encounter delays in product introductions while we attempt to design around such patents, and any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

We may have to resort to litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights. Such litigation could result in substantial costs to be incurred by us and the diversion of our efforts. We may have to participate in opposition proceedings before the Australian Patent and Trademark Office or another foreign patent office, or in interference proceedings declared by the United States Patent and Trademark Office, to determine the priority of invention for patent applications filed by competitors. Any such litigation, interference or opposition proceeding, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such proceedings could prevent us from developing, manufacturing or commercializing our products and could have a material adverse effect on our business, financial condition and results of operations.

In addition to patent protection, we rely on unpatented trade secrets and know-how and proprietary technological innovation and expertise that are protected in part by confidentiality and invention assignment agreements with our employees, advisors and consultants. We cannot make any assurances that we will have adequate remedies for any breach. In addition, third parties could independently develop the same or similar technologies.

If we are not able to protect and control unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm.

In addition to patented intellectual property, we also rely on unpatented technology, trade secrets, confidential information and know-how to protect our technology and maintain our competitive position. Trade secrets are difficult to protect. In order to protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements may not effectively prevent disclosure of confidential information or result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover trade secrets and proprietary information that have been licensed to us or that we own, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to us or that we own is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business.

We do not have patent protection in certain countries and we may not be able to effectively enforce our intellectual property rights in certain countries, which could significantly erode the market for our product candidates.

We intend to seek regulatory approval to market our product candidates in a number of foreign countries. Our product candidates are not protected by patents in certain countries, which means that competitors may be free to sell products that incorporate the same technology that is used in our products in those countries. In addition, the laws and practices in some foreign countries may not protect intellectual property rights to the same extent as in the United States. We, or our licensors, may not be able to effectively obtain, maintain or enforce rights with respect to the intellectual property relating to our product candidates in those countries. Our lack of patent protection in one or more countries, or the inability to obtain, maintain or enforce intellectual property rights in one or more countries, could adversely affect our ability to commercialize our products in those countries and could otherwise have a material adverse effect on our business.

RISKS ASSOCIATED WITH GOVERNMENT REGULATION

We may not be able to obtain the extensive government approvals required to bring our product candidates to market.

Our ongoing research and development activities are, and the production and marketing of our product candidates derived therefrom will be, subject to regulation by numerous governmental authorities in Australia, principally the TGA, and by the FDA in the United States, the Medicines & Healthcare Products Regulatory Agency in the United Kingdom and the European Medicines Evaluation Authority. Prior to marketing, any product must undergo rigorous preclinical testing and clinical trials, as well as an extensive regulatory approval process mandated by the TGA and, to the extent that any of our products under development are marketed abroad, by foreign regulatory agencies including the FDA in the United States. These processes can take many years and require the expenditure of substantial resources. Delays in obtaining regulatory approvals could adversely affect the development and commercialization of our product candidates and could have a material adverse impact on our business, financial condition and results of operations. Although we intend to make use of fast-track and abbreviated regulatory approval programs when possible, we cannot be certain that we will be able to obtain the clearances and approvals necessary for clinical testing or for manufacturing and marketing our products candidates.

We import biological products into Australia under existing permits from the Australian Quarantine and Inspection Service that require us to declare incoming biological materials and to ensure that such products contain labels as to their use and disposal under approved methods. Any potential violation of Australian import laws or modification or revocation of our permits could be significant and may negatively impact our business and operations.

Our business and operations may be negatively impacted if we fail to comply with government regulations applicable to our current revenue generating business.

To date, we have derived revenues from contract manufacturing services. Our contract manufacturing operations include some manufacturing processes that are required to comply with the applicable cGMP requirements of the TGA, the Australian Office of Gene Technology Regulator and the Australian National Registration Authority  (agricultural and veterinary chemicals), which govern the methods, controls, facilities and quality assurance procedures used in manufacturing, packing and storing biological and pharmaceutical products. In addition, certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in Australia. Our manufacturing facilities are also subject to periodic inspections by the TGA and the Australian National Registration Authority. Any potential failure to comply with cGMP requirements or with any other international requirements could have a material adverse impact on our business, financial condition and results of operations.

Changes in government legislation and policy may adversely affect us.

While we do not anticipate in the near future any specific material changes in government legislation that may adversely affect us, any material changes in interest rate, exchange rate, relevant taxation and other legal regimes and government policies may adversely affect our operations, the use of our financial resources and the market price of our ordinary shares.

RISKS ASSOCIATED WITH OUR SHARES

Our stock price may be volatile and the U.S. trading market for our ordinary shares is limited.

The market price for our ordinary shares, like that of the securities of other biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future. We believe that the following factors, in addition to other risk factors described above and elsewhere in this prospectus, will continue to significantly affect the market price of our ordinary shares:

•       the results of preclinical testing and clinical trials by us and our competitors;

•       developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

•       announcements of technological innovations or new commercial products by us and our competitors;

•       determinations regarding our patent applications and those of others;

•       publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

•       proposed governmental regulations and developments in Australia, the U.S. and elsewhere;

•       litigation;

•       economic and other external factors; and

•       period-to-period fluctuations in our operating results.

In addition, stock markets have experienced extreme price and volume fluctuations. These fluctuations have especially affected the stock market price of many high technology and healthcare-related companies, including biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies. We believe that these broad market fluctuations may continue to affect the market price of our ordinary shares.

From time to time, there has been limited trading volume with respect to our ordinary shares quoted on the Nasdaq Capital Market, and there is no certainty that there will continue to be an active trading market in our ordinary shares.

U.S. shareholders may not be able to enforce civil liabilities against us.

A number of our directors and all of our executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Australia in original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

U.S. holders of our ordinary shares could be subject to material adverse tax consequences if we are considered a PFIC for U.S. federal income tax purposes.

There is a risk that we will be classified as a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes. Our status as a PFIC could result in a reduction in the after-tax return to U.S. holders of our ordinary shares and warrants and may cause a reduction in the value of such shares or warrants. We will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all our assets produce or are held for the production of passive income. For this purpose, passive income includes interest, gains from the sale of stock, and royalties that are not derived in the active conduct of a trade or business. Because we receive interest and may recognize gains from the sale of appreciated stock, there is a risk that we will be considered a PFIC under the income test described above. In addition, because of our cash position, there is a risk that we will be considered a PFIC under the asset test described above. While we believe that the PFIC rules were not intended to apply to companies such as us that focus on research, development and commercialization of drugs, no assurance can be given that the U.S. Internal Revenue Service or a U.S. court would determine that, based on the composition of our income and assets, we are not a PFIC currently or in the future. If we were classified as a PFIC, U.S. holders of our ordinary shares and warrants could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply, and detailed tax filing requirements that would not otherwise apply. The PFIC rules are complex and you are urged to consult your own tax advisors regarding the possible application of the PFIC rules to you in your particular circumstances.

As a foreign private issuer we do not have to provide you with the same information as an issuer of securities based in the U.S.

Because we are a foreign private issuer within the meaning of the rules under the Exchange Act, we are exempt from certain provisions of that law that are applicable to U.S. public companies, including (i) the rules under the Exchange Act requiring the filing with the US SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a registered security; and (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time. Thus, you are not afforded the same protections or information which would be made available to you were you investing in a U.S. public corporation.

In accordance with the requirements of the Australian Stock Exchange and the Corporations Act 2001, we disclose annual and semi-annual results. Our results are presented in accordance with Australian International Financial Reporting Standards. With respect to our financial reporting requirements in Australia our annual financial statements are audited, and our semi-annual financial statements undergo a review by our independent auditors. In addition, we lodge annual audited financial statements presented in accordance with U.S. GAAP with the SEC on Form 20-F. Subject to certain exceptions, we are also required to immediately disclose to the Australian Stock Exchange any information concerning us that a reasonable person would expect to have a material effect on the price or value of our shares. This would include matters such as (i) any major new developments relating to our business which are not public knowledge and may lead to a substantial movement in our share price; (ii) any changes in our board of directors; (iii) any purchase or redemption by us of our own equity securities; (iv) interests of directors in our shares or debentures; and (v) changes in our capital structure. We are required to provide our semi-annual results and other material information that we disclose in Australia in the U.S. under the cover of Form 6-K. Nevertheless, this information is not the same and may not be as much information as would be made available to you were you investing in a U.S. public corporation.

Future issuances and sales of our stock could dilute your ownership and cause our stock price to decline.

We intend to continue to finance our operations through the issuance of securities, if feasible, including by way of the public equity markets, private financings and debt. If we raise additional capital through the issuance of equity or securities convertible into equity, existing holders of our securities may experience dilution. Those securities may have rights, preferences or privileges senior to those of the holders of our ordinary shares. Additional financing may not be available to us on favorable terms, and financing available at less favorable terms may lead to more substantial dilution of existing shareholders.

If we fail to comply with internal controls evaluations and attestation requirements our stock price could be adversely affected.

We are subject to United States securities laws, including the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted by the SEC pursuant to such Act. As a foreign private issuer, under Section 404 of the Sarbanes-Oxley Act and the related regulations, we are required to perform an evaluation of our internal controls over financial reporting, including (1) management’s annual report on its assessment of the effectiveness of internal controls over financial reporting for the year ending June 30, 2007 and (2) our independent registered public accounting firm’s annual audit of management’s assessment beginning in the year ending June 30, 2008. We are in the early stages of the systems documentation and evaluation process. Combined with our initial testing of key internal controls during fiscal 2007 and the subsequent evaluation and testing by our independent registered public accounting firm commencing in fiscal 2008, we expect compliance with these requirements to be time-consuming and expensive. If we fail to complete the evaluation of our internal controls over financial reporting in time, if we identify material weaknesses in these internal controls or if our independent registered public accounting firm does not timely attest to our evaluation, we could be subject to regulatory scrutiny and decreased public confidence in our internal controls, which may adversely affect the market price of our stock.

Our Constitution and other Australian laws and regulations applicable to us may adversely affect our ability to take actions that could be beneficial to our shareholders.

As an Australian company we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our constituent document, or Constitution, as well as the Corporations Act 2001 set forth various rights and obligations that are unique to us as an Australian company. These requirements may limit or otherwise adversely affect our ability to take actions that could be beneficial to our shareholders. You should carefully review the summary of these matters set forth under the section entitled, “Description of Securities We May Offer,” as well as our Constitution, which is included as an exhibit to this prospectus, prior to investing in our securities.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents:

(i)    our Annual Report on Form 20-F for the fiscal year ended June 30, 2006 filed on December 22, 2006 and any amendments thereto;

(ii)   our report on Form 6-K dated March 20, 2007; and

(iii)  the description of our securities contained in our Registration Statement on Form 20-F, filed with the SEC on April 10, 1997 and any amendment or report filed for the purpose of updating that description.

All annual reports on Form 20-F that we file with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Progen Industries Limited, 16 Benson Street, Toowong, Queensland, Australia, Attention: Company Secretary, telephone +61 7 3842 3333.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information about us and the ordinary shares and warrants to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as any documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement or otherwise incorporated by reference therein, each statement being qualified by this reference. This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and at its regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Securities and Exchange Commission which can be assessed at http://www.sec.gov.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act, as a foreign private issuer, we will be exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-swing profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events. We intend to fulfill the informational requirements that do apply to us as a foreign private issuer under the Exchange Act. We will also be subject to the informational requirements of the Australian Stock Exchange and the Australian Securities & Investments Commission. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the Australian Stock Exchange and the Australian Securities Investment Commission. Our public filings with the Australian Stock Exchange are electronically available from the Australian Stock Exchange’s website (http://www.asx.com.au), and you may call the Australian Securities & Investments Commission at +61 3 5177 3988 for information about how to obtain copies of the materials that we file with it.

Except for the specific documents incorporated by reference above, no information available on or through our website, or any other website reference herein, shall be deemed to be incorporated into this prospectus or the registration statement of which it is a part.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. A majority of our directors and executive officers are non-residents of the United States, and all or substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible for you to:

•       effect service of process within the United States upon any of our directors and executive officers or on us;

•       enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•       enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•       to bring an original action in an Australian court to enforce liabilities against any of our directors and executive officers or us based upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes, including the conduct of Phase 3 clinical trials of PI-88 in post-resection liver cancer, the conduct of clinical trials of PI-88 in other indications, the development of our portfolio of other product candidates and to facilitate in-licensing or acquiring other technologies which may include funding future acquisitions.

Proceeds may also be used for other purposes specified in the applicable prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of December 31, 2006 in accordance with US GAAP. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As of December 31, 2006
$’000
Short-term debt	137
Stockholders’ equity
Capital stock, ordinary shares	75,023
Accumulated deficit	(55,747)
Accumulated other comprehensive income	1,314
Total stockholders’ equity	20,590
Total capitalization and indebtedness in accordance with US-GAAP	$20,727

PRICE HISTORY

Markets

The principal non-United States trading market for our ordinary shares is the Australian Stock Exchange, or the ASX, under the code “PGL.” Our ordinary shares are also quoted on the Nasdaq Capital Market under the symbol “PGLA.”

Price Range of Ordinary Shares

Australian Stock Exchange (ASX)

The following table sets forth the high and low closing sales prices in Australian dollars of our ordinary shares as reported on the ASX during the periods indicated:

	High	Low
Quarterly Data:
Fourth Quarter 2006	7.30	2.78
Monthly Data:
September 2006	2.94	2.52
October 2006	3.55	2.78
November 2006	3.99	3.40
December 2006	7.30	3.75
January 2007	6.84	5.60
February 2007	7.23	6.35

The Nasdaq Capital Market

The following table sets forth the high and low closing sales prices in United States dollars of our ordinary shares as reported on the Nasdaq Capital Market during the periods indicated:

	High	Low
Quarterly Data:
Fourth Quarter 2006	6.48	1.91
Monthly Data:
September 2006	2.10	1.81
October 2006	2.74	1.91
November 2006	3.10	2.61
December 2006	6.48	2.80
January 2007	5.33	4.31
February 2007	5.57	4.80

On March 19, 2007, the closing sales price in U.S. dollars of the ordinary shares as reported on the ASX and the Nasdaq Capital Market was $5.66 and $5.60, respectively.

DESCRIPTION OF SECURITIES WE MAY OFFER

ORDINARY SHARES

General

The following description of our ordinary shares is only a summary. We encourage you to read our Constitution which is included as an exhibit to this registration statement of which this prospectus forms a part. We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law. As of December 31, 2006, we had 44,321,828 ordinary shares outstanding. As of the date of this prospectus, we had 45,832,484 ordinary shares outstanding. No ordinary shares are held by or on behalf of Progen. In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities.

Our directors and senior management also hold 563,000 outstanding options to purchase ordinary shares which are exercisable at various dates and for various exercise prices into fully paid ordinary shares.

Our board of directors is in the process of restructuring the incentive scheme to ensure it adequately rewards our directors and employees to deliver superior shareholder returns. This is in response to shareholder feedback regarding concerns about the plan in light of our share price.The issue of performance options to directors will require prior approval of our shareholders.

We also have employees holding outstanding options to purchase ordinary shares which are exercisable at various dates and for various exercise prices into fully paid ordinary shares. As of December 31, 2006, we had outstanding options to purchase a total of 85,500 ordinary shares held by our employees, excluding directors and senior management.

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act 2001 and the Listing Rules of the Australian Stock Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Listing Rules of the Australian Stock Exchange, the Corporations Act 2001 and other applicable law. A general summary of some of the rights and restrictions attaching to ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.

Changes to Our Share Capital During the Last Three Years

During the last three years to December 31, 2006, the following changes have been made to our ordinary share capital:

In fiscal 2004, we issued 3,800,000 ordinary shares in a private placement to institutional and sophisticated investors, 422,086 ordinary shares upon the exercise of shareholder options issued under a prospectus dated October, 2003, and 199,756 ordinary shares upon the exercise of employee options.

In fiscal 2005, we issued 2,588,502 ordinary shares upon the exercise of shareholder options issued under the prospectus dated October, 2003, 1,219,015 ordinary shares to institutional and sophisticated investors, being the number of shareholder options issued under the prospectus dated November 19, 2003 that remained unexercised as at the May 31, 2005 expiry date. In addition, we issued a further 1,528,211 ordinary shares upon the exercise of employee options, and 700,000 ordinary shares upon the exercise of options issued to an advisor.

In fiscal 2006, we issued 33,000 ordinary shares upon the exercise of employee options.

During the six month period ending December 31, 2006, we issued 3,690,037 ordinary shares in a private placement to institutional and sophisticated investors, and 41,998 ordinary shares upon the exercise of employee and consultant options.

Since December 31, 2006, we have issued 989,156 ordinary shares in a share purchase plan to existing shareholders, 500,000 ordinary shares to Medigen Biotechnology Corporation, or Medigen, under the terms of an agreement terminating our Agreement for Strategic Alliance with Medigen, and 21,500 ordinary shares upon the exercise of employee options.

Under the terms of the agreement terminating the Agreement for Strategic Alliance with Medigen we may issue a further 732,600 ordinary shares and 1,000,000 options to purchase a total of 1,000,000 ordinary shares subject to Medigen achieving certain specified clinical milestones by certain specified dates.

Dividends

Holders of ordinary shares are entitled to receive such dividends as may be declared by the board of directors. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. As of the date of this prospectus, there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be paid to, and held by, the Public Trustee of Queensland. The payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share or a preference share into a separate account shall not constitute us as a trustee in respect thereof.

Constitution

Our constituent document is a Constitution which is similar in nature to the by-laws of a company incorporated under the laws of the U.S. Our Constitution does not provide for or prescribe any specific objects or purposes of the Company. Our Constitution is subject to the terms of the Listing Rules of the Australian Stock Exchange and the Corporations Act 2001. Our Constitution may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Shareholders Meetings

We must hold an annual general meeting within five months of the end of each fiscal year. Our end of fiscal year is currently June 30 each year. At the annual general meeting, shareholders typically consider the annual financial report, directors’ report and auditors report and vote on matters, including the election of directors, the appointment of the auditor (if necessary) and fixing the aggregate limit of non-executive directors’ remuneration. We may also hold other meetings of shareholders from time to time. The annual general meeting must be held in addition to any other meetings which we may hold.

The board of directors may call and arrange a meeting of shareholders, when and where they decide. The directors must call a meeting of shareholders when requested by shareholders who hold at least 5% of the votes that may be cast at the meeting or at least 100 members who are entitled to vote at the meeting or as otherwise required by the Corporations Act 2001. Shareholders with at least 5% of the votes that may be cast at a meeting may also call and hold a general meeting, subject to the notification requirements of the Corporations Act 2001.

At least 28 calendar days notice must be given of a meeting of shareholders.

Directors, auditors, shareholders, proxies, and attorneys and representatives of shareholders are entitled to attend general meetings. We may refuse admission to the meeting to anyone (other than a director) in accordance with our Constitution and applicable Australian law. For the purpose of determining who is a shareholder at a particular meeting, the directors will determine that shareholders at a specified time (typically this will be 48 hours before the meeting) are taken to be shareholders at the meeting.

The necessary quorum for a meeting of shareholders is three shareholders entitled to vote.

Unless applicable law or our Constitution requires a special resolution, a resolution of shareholders is passed if more than 50% of the votes cast by shareholders entitled to vote are cast in favor of the resolution. A special resolution is passed if the notice of meeting sets out the intention to propose the special resolution and it is passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

A special resolution usually involves more important questions affecting Progen as a whole or the rights of some or all of our shareholders. Special resolutions are required in a variety of circumstances under our Constitution and the Corporations Act 2001, including without limitation:

•       to change our name;

•       to amend or repeal and replace our Constitution;

•       to approve the terms of issue of preference shares;

•       to approve the variation of class rights of any class of shareholders;

•       to convert one class of shares into another class of shares;

•       to approve certain buy backs of shares;

•       to approve a selective capital reduction of our shares;

•       to approve Progen financially assisting a person to acquire shares in Progen;

•       to remove and replace our auditor;

•       to change our company type;

•       with the leave of an authorized Australian court, to approve our voluntary winding up;

•       to confer on a liquidator of Progen either a general authority or a particular authority in respect of compensation arrangements of the liquidator; and

•       to approve an arrangement entered into between a company about to be, or in the course of being, wound up.

Shareholder Voting Rights

At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share and that portion of a vote for any partly paid share that the amount paid on the partly paid share bears to the total amounts paid and payable, on a poll. This is subject to any other rights or restrictions which may be attached to any shares. In the case of an equality of votes on a resolution at a meeting (whether on a show of hands or on a poll), the chairman of the meeting has a deciding vote in addition to any vote that the chairman of the meeting has in respect of that resolution.

A poll may be requested by:

•       the chairman of the meeting;

•       at least five shareholders entitled to vote at the meeting;

•       any shareholder or shareholders representing in the aggregate not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting; or

•       any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums representing in the aggregate not less than 5% of the total sum paid up on all the shares conferring that right.

The Listing Rules of the Australian Stock Exchange provide that the votes of certain shareholders must be disregarded in certain circumstances. Generally, a shareholder’s vote may be disregarded if the person may benefit from the transaction that is the subject of the resolution (subject to certain exceptions, such as where the benefit is received in their capacity as a shareholder in common with other shareholders). Without limitation, a shareholder’s vote may be disregarded in respect of:

•       the issue of shares or options, if the shareholder is entitled to acquire securities under the issue or has acquired securities under the issue (subject to a range of exceptions including in respect of a pro-rata offer made to all shareholders) or is entitled to any other sort of benefit as a result of the issue (for example underwriting commissions);

•       the amendment of the terms of options, if the shareholder holds the relevant options;

•       if the shareholder is a director, to approve an increase in the remuneration payable to the directors;

•       if the shareholder is a director, in respect of termination benefits payable to directors;

•       the acquisition or disposal of a substantial asset;

•       the issue of securities to specified related parties or anyone else the Australian Stock Exchange considers should not be entitled to vote; and

•       significant transactions such as changes to the nature and scale of our operations or a change to our main undertaking.

The Australian Stock Exchange may also identify a person who in their view should not be entitled to vote.

The Corporations Act 2001 also prohibits shareholders from voting, or requires their votes to be disregarded, on certain matters where the shareholder may benefit, for example:

•       provision of a financial benefit to the shareholder who is a related party;

•       approval of a selective buy back of shares from the shareholder; and

•       approval of a selective return of capital to the shareholder.

Issue of Shares and Changes in Capital

Subject to our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Stock Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine. Our power to issue shares includes the power to issue bonus shares (for which no consideration is payable to Progen), preference shares (including redeemable preference shares) and partly paid shares.

Subject to the requirements of our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Stock Exchange and any other applicable law, we may:

•       consolidate or divide our share capital into a larger or smaller number by resolution passed by shareholders at a general meeting;

•       may reduce our share capital by special resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution provided that the reduction is fair and reasonable to our shareholders as a whole, and does not materially prejudice our ability to pay creditors;

•       undertake an equal access buyback of our ordinary shares by ordinary resolution of shareholders (although if we have bought back less than 10% of our shares over the period of the previous 12 months, shareholder approval may not be required); and

•       undertake a selective buyback of certain shareholders’ shares by special resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution, with no votes being cast in favor of the resolution by any person whose shares are proposed to be bought back or by their associates.

In certain circumstances, including the division of a class of shares into further classes of shares, the issue of additional shares or the issue of a new class of shares, we may require the approval of any class of shareholders whose rights are varied or are taken to be varied by special resolution of shareholders generally and by special resolution of the holder of shares in that class whose rights are varied or taken to be varied.

Dividends may be paid on shares of one class but not another and at different rates for different classes.

Liquidation Rights

After satisfaction of the claims of creditors, preferential payments to holders of outstanding preference shares and subject to any special rights or restrictions attached to shares, on a winding up, any available assets must be used to repay the capital contributed by the shareholders and any surplus must be distributed among the shareholders in proportion to the number of fully paid shares held by them. For this purpose a partly paid share is treated as a fraction of a share equal to the proportion which the amount paid bears to the total issue price of the share before the winding up began.

If we experience financial problems, the directors may appoint an administrator to take over our operations to see if we can come to an arrangement with our creditors. If we cannot agree with our creditors, Progen may be wound up.

A receiver, or receiver and manager, may be appointed by order of a court or under an agreement with a secured creditor to take over some or all of the assets of a company. A receiver may be appointed, for example, because an amount owed to a secured creditor is overdue.

We may be wound up by order of a court, or voluntarily if our shareholders pass a special resolution to do so. A liquidator is appointed when a court orders a company to be wound up or the shareholders of a company pass a resolution to wind up the company. A liquidator is appointed to administer the winding up of a company.

Calls, Lien and Forfeiture in Respect of Partly Paid Shares

Subject to any special rights or restrictions attached to shares, the board of directors may make calls on the holder of a share for any unpaid portion of the issue price of that share at any time. The directors may make a call payable by installments. If the amount called is not paid by the requisite time, the shareholder must pay Progen interest on the amount unpaid from the date the call becomes payable until and including the date of payment and our costs arising from the non-payment. Joint holders of a share and their respective personal representatives are all jointly and severally liable to pay all calls on the share. The board of directors may recover an amount presently payable as a result of a call by suing the shareholder for the debt, by enforcing the lien on the share or by declaring forfeiture on the share. The forfeiture of a share extinguishes the former shareholder’s interest in the share. We have a first ranking lien on each share registered to a shareholder, dividends payable on a shares, proceeds on the sale of a share for an unpaid call or installment that is due but unpaid on the share, any amounts we are required by law to pay in respect of the shares of that shareholder, and in respect of any interest and costs presently payable to Progen by the shareholder. We may sell a share to enforce a lien in certain circumstances. We do not have any partly paid shares outstanding.

Limitations on Rights to Own Shares

The Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia) (“Foreign Acquisitions and Takeovers Act 1975”) regulates acquisitions of shares by non-Australian persons giving rise to substantial interests or controlling interests in an Australian companies. Some of the relevant terms of the Foreign Acquisitions and Takeovers Act 1975 are summarized below.

In general terms, the Foreign Acquisitions and Takeovers Act 1975 prohibits a foreign interest from acquiring shares or entering into an agreement to acquire shares or interests in shares if, after the acquisition or agreement, such foreign interest would hold a substantial interest or controlling interest in an Australian corporation, without first applying for approval by the Treasurer of the Australian Government and such approval being granted or 40 days having elapsed after such application was made.

For foreign investors other than U.S. investors, the notification obligation arises in relation to proposals to acquire a substantial interest or controlling interest in an Australian business, the value of whose assets exceeds A$100 million or whose business is valued at over A$100 million. As of December 31, 2006, our business had a market valuation of greater than A$100 million. In the case of U.S. investors, other than the U.S. government and other than when the investment proposal relates to investments in prescribed sensitive sectors, the requirement to notify the Australian Government of a proposal to acquire a substantial interest or a controlling interest in an Australian business arises when the value of the assets of the relevant Australian business exceeds A$871 million or the value of the Australian business exceeds A$871 million. A U.S. investor is defined as a national or permanent resident of the U.S., a U.S. enterprise, or a branch of an entity located in the U.S. and carrying on business activities in the U.S. As of December 31, 2006, we had assets and a market value less than A$871 million and were not regarded as a business in a sensitive sector.

A “foreign interest” is defined, in summary, as:

•       a natural person not ordinarily resident in Australia;

•       a company in which a natural person not ordinarily resident in Australia or a foreign company holds a substantial interest;

•       a company in which two or more persons, each of whom is either a natural person not ordinarily resident in Australia or a foreign company, hold an aggregate substantial interest;

•       the trustee of a trust estate in which a natural person not ordinarily resident in Australia or a foreign company holds a substantial interest; or

•       the trustee of a trust estate in which two or more persons, each of whom is either a natural person not ordinarily resident in Australia or a foreign company, hold an aggregate substantial interest.

In summary, a person is taken to hold a substantial interest in a company if:

•       the person, alone or together with any associate or associates of the person, is in a position to control not less than 15% of the voting power in the company or holds legal or equitable interests in not less than 15% of the issued shares in the company; or

•       two or more persons are taken to hold an aggregate substantial interest in a company if they, together with any associate or associates of any of them, are in a position to control not less than 40% of the voting power in the company or hold legal or equitable interests in not less than 40% of the issued shares in the company.

Where a person holds a substantial interest in a company or two or more persons hold an aggregate substantial interest in a company, that person will be taken to hold a controlling interest in the company, or those persons will be taken to hold an aggregate controlling interest in the company, unless the Treasurer of the Commonwealth of Australia (Treasurer) is satisfied that the person together with their associates (if any) are not in a position to determine the policy of the company.

The Treasurer may make an order prohibiting a proposed acquisition of shares or all or any of the proposed acquisitions. Where the Treasurer makes an order prohibiting a proposed acquisition of shares, it may also make an order in relation to a specified foreign person and their associates prohibiting those persons from acquiring additional interests or voting rights in the company.

Where a person has acquired shares in a company, and the Treasurer is satisfied that the acquisition has had the result that the company becomes controlled by foreign persons, or in the case of a company that was previously controlled by foreign persons, includes a person who is not one of the foreign persons forming part of the existing foreign interest, and that result is contrary to Australia’s national interest, the Treasurer may make an order directing the person who acquired the shares to dispose of those shares within a specified time to any person or persons approved in writing by the Australian government.

If a person or persons acquires shares or enters into an agreement to acquire shares or interests which requires the approval of the Treasurer, but the person or persons fails to get approval, the person or persons are guilty of an offence and may be liable to penalties and imprisonment. Among other things, orders are able to be made restraining the exercise of any rights attached to shares held by the foreign person or corporation and directing the disposal of shares.

Shareholders and potential shareholders are urged to get their own independent legal advice in relation to the application of the Foreign Acquisitions and Takeovers Act 1975.

Change of Control

Corporations Act 2001

Takeovers of listed Australian public companies, such as Progen, are regulated amongst other things by the Corporations Act 2001 which prohibits the acquisition of a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

A relevant interest is defined very broadly to capture most forms of interest in shares. Generally, and without limitation, a person will have a relevant interest in securities if they:

•       are the holder of the securities;

•       have power to exercise, or control the exercise of, a right to vote attached to the securities; or

•       have power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct power or control).

It does not matter how remote the relevant interest is or how it arises. If two or more people can jointly exercise one of these powers, each of them is taken to have that power.

If at a particular time a person has a relevant interest in issued securities and the person:

•       has entered or enters into an agreement with another person with respect to the securities;

•       has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities; or

•       has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities,

and the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised, the other person is taken to already have a relevant interest in the securities.

A person will also be regarded as having a relevant interest in voting shares in a company if the non-voting securities in which the person already had a relevant interest become voting shares in the company or there is an increase in the number of votes that may be cast on a poll attached to voting shares that the person already had a relevant interest in. In these circumstances, the acquisition of the relevant interest will occur when the securities become voting shares or the number of votes increases.

There are a number of exceptions to the prohibition on acquiring a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%. In general terms, some of the more significant exceptions include:

•       when the acquisition results from the acceptance of an offer under a formal takeover bid;

•       when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid and the acquisition occurs during the bid period;

•       when shareholders of the company approve the takeover by resolution passed at general meeting;

•       an acquisition by a person if, throughout the 6 months before the acquisition, that person, or any other person, has had voting power in the company of at least 19% and as a result of the acquisition, none of the relevant persons would have voting power in the company more than 3 percentage points higher than they had 6 months before the acquisition;

•       as a result of a pro-rate issue of shares;

•       as a result of dividend reinvestment schemes;

•       as a result of underwriting arrangements;

•       through operation of law;

•       an acquisition which arises through the acquisition of a relevant interest in another listed company;

•       an acquisition arising from an auction of forfeited shares; or

•       an acquisition arising through a compromise, arrangement, liquidation or buyback.

Breaches of the takeovers provisions of the Corporations Act 2001 are criminal offenses. The Australian Securities and Investments Commission and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches to the takeovers provisions provided in the Corporations Act 2001.

Disclosure of Interests

The Corporations Act 2001 requires that a person must give notice to Progen in the prescribed form within two business days (or in some cases by the next business day) if:

•       the person begins to have, or ceases to have, a substantial holding in Progen. A substantial holding will arise if a person and their associates have a relevant interest in 5% or more of the votes in Progen or the person has made a takeover bid for the voting shares in Progen;

•       if the person has a substantial holding in Progen and there is a movement of 1% in their holding; or

•       if the person makes a takeover bid for Progen.

For the purposes of the notification obligation, a relevant interest in the voting shares is defined very broadly to capture most forms of interests in our shares. Generally, a person will have a relevant interest in securities if such person is the holder of the securities, has power to exercise, or control the exercise of, a right to vote attached to the securities or has power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct control or power). Likewise, associates are defined broadly and include:

•       corporate entities owned or controlled by the person;

•       corporate entities that control the person;

•       corporate entities that are controlled by an entity which controls the person;

•       persons with whom the person has or proposes to enter into agreements with which relate to the composition of our board;

•       persons with whom the person has or proposes to enter into agreements with which relate to the composition of our board; and

•       persons with whom the person is acting or is proposing to act in concert.

The rights attaching to our shares for non-compliance with the disclosure of interest requirements may result in disenfranchisement, loss of entitlement to dividends and other payments and restrictions on transfer. A person who contravenes these obligations is liable to compensate a person for any loss or damage the person suffers because of the contravention.

WARRANTS

The following section describes the general terms and provisions of the warrants we may offer and sell in this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those warrants.

We may issue warrants for the purchase of our ordinary shares. Warrants may be issued independently or together with our ordinary shares and may be attached to or separate from our ordinary shares. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agreement will be filed as an exhibit to a prospectus supplement or to a Form 6-K submission that is incorporated by reference herein. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•       the offering price of the warrants, if any;

•       the aggregate number of the ordinary shares covered by the warrant;

•       the designation, and terms of the ordinary shares that may be purchased upon exercise of the warrants;

•       the number of ordinary shares that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•       the dates on which the right to exercise the warrants shall commence and expire;

•       if applicable, the minimum and maximum amount of warrants that may be exercised at any time;

•       the currency or currency units in which the offering price, if any, and the exercise price are payable;

•       if applicable, a discussion of material U.S. federal income tax considerations;

•       the antidilution provisions of the warrants, if any;

•       the redemption or call provisions, if any, applicable to the warrants; and

•       any other material terms of the warrants.

After the warrants expire they will become void. The prospectus supplement will describe how to exercise warrants. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Until a holder exercises warrants to purchase our ordinary shares that holder of equity warrants will not be entitled:

•       to vote, consent or receive dividends;

•       receive notices as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•       exercise any rights as shareholders of Progen.

TAXATION

The following is a summary of the current tax laws of the U.S. (including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions) and Australia as they relate to us and our shareholders, including United States and other non-Australian shareholders. The summary is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change, possibly on a retroactive basis. The discussion does not address any aspects of U.S. taxation other than federal income taxation or any aspects of Australian taxation other than federal income taxation, inheritance taxation, stamp duty and goods and services tax.

Prospective purchasers of ordinary shares are advised to consult their own tax advisors with respect to the specific tax consequences to them of the purchase, ownership and disposition of ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

Australian Tax Consequences

Non-Australian residents are liable to pay tax on income derived from Australian sources. The mechanism by which that tax is paid (for nonresidents who have no permanent establishment in Australia or where the income is not connected with a permanent establishment) is commonly a form of withholding tax. Unfranked dividends paid by a resident Australian company to a resident of the United States of America are subject to withholding tax at the rate of 15%. The rate of withholding tax on dividends is normally 30%, but since the United States has concluded a double tax treaty agreement with Australia, the rate is reduced to either 15% or 5% as discussed below. It should be noted, however, that under Section 128B(3) of the Tax Act, to the extent that dividends paid to nonresidents have been franked (generally where a company has itself paid tax), such dividends are exempt from withholding tax. Franked dividends is a description given to dividends when the profits out of which those dividends are paid have been taxed in our hands (and relevant franking procedures are followed). Accordingly, an Australian company paying fully franked dividends to a nonresident is not required to deduct any withholding tax. Dividends on which withholding tax has been paid are not subject to any further Australian tax. In other words, the withholding tax represents the final Australian tax liability in relation to those dividends.

The pertinent provisions of the double tax treaty between Australia and the United States provide that dividends are primarily liable for tax in the country of residence of the beneficial owner. However, the source country, in this case Australia, may also tax them, but in such case the tax will be limited to 15%. Where the beneficial owner is a United States resident company that holds at least 10% of us, the tax will be limited to 5%. The 15% limit does not apply to dividends derived by a resident of the United States of America who has a permanent establishment or fixed base in Australia, if the holding giving rise to the dividends is effectively connected with that establishment or base. Such dividends are taxed in the normal way as business profits or independent personal services income as the case may be.

We have not paid any cash dividends since our inception and we do not anticipate the payment of cash dividends in the foreseeable future. Additionally, we expect to incur additional operating losses until products arising from our research and development programs are successfully commercialized. See “Item 8.A. Financial Statements and Other Financial Information—Dividend Policy.”

In general, Australian capital gains tax only applies to capital gains made by non-Australian residents in relation to (i) Australian real property (essentially land and mining interests), (ii) interests of 10% or more in an entity whose underlying value is principally derived from Australian real property, (iii) assets used in carrying on business through an Australian branch or (iv) an option or right to acquire such assets.

These rules may mean that no Australian capital gains tax will apply in respect of any capital gains made by non-Australian resident shareholders on the sale of shares in the company, assuming those shares are held on capital account.

If Australian capital gains tax is payable, such tax is potentially calculated on the difference between the selling price and the original cost price (assuming both transactions occur at market value). Shareholders who are individuals, trusts and certain superannuation funds will be entitled to a discount in relation to their capital gains tax liability if the shares have been held for more than one year. The discount percentage is 50% for individuals and 33 1/3% for other eligible entities.. The discount is not available to companies. Capital losses are available as deductions but only against other capital gains.

Stamp Duty

Any transfer of shares through trading on the ASX and the Nasdaq Capital Market, whether by Australian residents or foreign residents, are not be subject to stamp duty.

Australian Death Duty

Australia does not have estate or death duties. No capital gains tax liability is realized upon the inheritance of a deceased person’s shares. The disposal of inherited shares by beneficiaries, may, however, give rise to a capital gains tax liability.

Goods and Services Tax

The issue or transfer of shares will not incur Australian goods and services tax and does not require a stockholder to register for Australian goods and services tax purposes.

U.S. Federal Income Tax Considerations

The following discussion summarizes the principal U.S. federal income tax considerations relating to the purchase, ownership and disposition of our ordinary shares or warrants by a U.S. holder (as defined below) holding such shares or warrants as capital assets (generally, property held for investment). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This summary does not describe any state, local or non-U.S. tax law considerations, or any aspect of U.S. federal tax law other than income taxation; U.S. holders are urged to consult their own tax advisors regarding such matters.

This summary does not purport to address all material federal income tax consequences that may be relevant to a holder of ordinary shares or warrants, and this discussion addresses only persons that acquire ordinary shares or warrants upon their original issuance pursuant to an offering and assumes that each of our ordinary shares and warrants trade separately. This summary does not take into account the specific circumstances of any particular investors, some of which (such as tax-exempt entities, banks or other financial institutions, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, U.S. expatriates, investors liable for the alternative minimum tax, partnerships and other pass-through entities, investors that own or are treated as owning 10% or more of our voting stock, investors that hold the ordinary shares or warrants as part of a straddle, hedge, conversion or constructive sale transaction or other integrated transaction, and U.S. holders whose functional currency is not the U.S. dollar) may be subject to special tax rules.

As used below, a “U.S. Holder” is a beneficial owner of an ordinary share or warrant that is, for U.S. federal income tax purposes, (i) a citizen or resident alien individual of the United States, (ii) a corporation (or an entity taxable as a corporation) created or organized under the law of the United States, any State thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. For purposes of this discussion, a “Non-US Holder” is a beneficial owner of an ordinary share or warrant that is (i) a nonresident alien individual, (ii) a corporation (or an entity taxable as a corporation) created or organized in or under the law of a country other than the United States or a political subdivision thereof or (iii) an estate or trust that is not a U.S. holder. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold ordinary shares or warrants through such entities. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal tax purposes) is a beneficial owner of ordinary shares or warrants, the U.S. federal tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of ordinary shares or warrants that is a partnership and partners in that partnership are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of purchasing, holding and disposing of ordinary shares or warrants.

We have not sought a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.

GIVEN THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES OR WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS UNDER TREASURY CIRCULAR 230, WE INFORM YOU THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS INFORMATION CIRCULAR (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE ARRANGEMENT OR MATTERS ADDRESSED BY THIS INFORMATION CIRCULAR AND (3) EACH U.S. HOLDER SHOULD SEEK ADVICE BASED UPON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Allocation of Purchase Price Between Ordinary Shares and Warrants

If ordinary shares and warrants are issued as a unit, a U.S. Holder generally must allocate the purchase price of such unit between each ordinary share and each warrant that comprise the unit based on the relative fair market value of each. Of the purchase price for any unit we offer, we may allocate a portion to each ordinary share and to each warrant comprising part of such unit, as described in the prospectus supplement relating thereto. The price allocated to each ordinary share and each warrant generally will be the U.S. Holder’s tax basis in such share or warrant, as the case may be. While uncertain, the IRS, by analogy to the rules relating to the allocation of the purchase price to components of a unit consisting of debt and equity, may take the position that our allocation of the purchase price will be binding on a U.S. Holder of a unit, unless the U.S. Holder explicitly discloses in a statement attached to the U.S. Holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit that the U.S. Holder’s allocation of the purchase price between each ordinary share and each warrant that comprise the unit is different than our allocation. Our allocation would not, however, be binding on the IRS.

Each U.S. Holder is urged to consult their own tax advisor with respect to the risks associated with an allocation of the purchase price between the ordinary shares and each warrant that comprise a unit that is inconsistent with our allocation of the purchase price.

Taxation of Distributions

U.S. Holders.   In general, subject to the passive foreign investment company (“PFIC”) rules discussed below, a distribution on an ordinary share will constitute a dividend for U.S. federal income tax purposes to the extent that it is made from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds the amount of our current and accumulated earnings and profits, it will be treated as a non-taxable reduction of basis to the extent of the U.S. Holder’s tax basis in the ordinary share on which it is paid, and to the extent it exceeds that basis it will be treated as a capital gain. For purposes of this discussion, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes.

The gross amount of any dividend on an ordinary share (which will include the amount of any Australian taxes withheld) generally will be subject to U.S. federal income tax as foreign source dividend income and will not be eligible for the corporate dividends received deduction. The amount of a dividend paid in Australian currency will be its value in U.S. dollars based on the prevailing spot market exchange rate in effect on the day that the U.S. Holder receives the dividend, whether or not the dividend is converted into U.S. dollars. A U.S. holder will have a tax basis in any distributed Australian currency equal to its U.S. dollar amount on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Australian currency generally will be treated as U.S. source ordinary income or loss. If dividends paid in Australian currency are converted into U.S. dollars on the date they are received by a U.S. Holder, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. U.S. Holders are urged to consult their own tax advisers regarding the treatment of any foreign currency gain or loss if any Australian currency received by the U.S. Holder is not converted into U.S. dollars on the date of receipt.

Subject to certain exceptions for short-term and hedged positions, any dividend that a non-corporate holder receives on an ordinary share in a taxable year beginning before January 1, 2011 will be subject to a maximum tax rate of 15% if the dividend is a “qualified dividend.” A dividend on an ordinary share will be a qualified dividend if (i) either (a) the ordinary shares are readily tradable on an established securities market in the U.S. or (b) we are eligible for the benefits of a comprehensive income tax treaty with the U.S. that the U.S. Secretary of the Treasury determines is satisfactory for purposes of these rules and that includes an exchange of information program, and (ii) we were not, in the year prior to the year the dividend was paid, and are not, in the year the dividend is paid, a PFIC. The ordinary shares are listed on the Nasdaq Capital Market, which should qualify them as readily tradable on an established securities market in the United States. In any event, the double tax treaty between Australia and the U.S. (the “Treaty”) satisfies the requirements of clause (i)(b), and, although the matter is not free from doubt, we believe that we should be a resident of Australia entitled to the benefits of the Treaty. However, because the facts relating to our entitlement to the benefits of the Treaty can change over time, there can be no assurance that we will be entitled to the benefits of the Treaty for any taxable year. Based on our audited financial statements and relevant market and shareholder data, we believe we were not a PFIC for U.S. federal income tax purposes for our June 30, 2006 taxable year. However, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, it is possible that we could be classified as a PFIC for our June 30, 2007 taxable year Moreover, given that the determination of PFIC status involves the application of complex tax rules, and that its is based on the nature of our income and assets from time to time, no assurances can be provided that we will not be considered a PFIC for the current (or any past or future) taxable year. In addition, as described in the section below entitled “Passive Foreign Investment Company Rules,” if we were a PFIC in a year while a U.S. Holder held an ordinary share, and if the U.S. Holder has not made a qualified electing fund election effective for the first year the U.S. Holder held the ordinary share, the ordinary share remains an interest in a PFIC for all future years or until such an election is made. The Internal Revenue Service takes the position that that rule will apply for purposes of determining whether an ordinary share is an interest in a PFIC in the year a dividend is paid or in the prior year, even if the Company does not satisfy the tests to be a PFIC in either of those years.

Even if dividends on the ordinary shares would otherwise be eligible for qualified dividend treatment, in order to qualify for the reduced qualified dividend tax rates, a non-corporate holder must hold the ordinary share on which a dividend is paid for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, disregarding for this purpose any period during which the non-corporate holder has an option to sell, is under a contractual obligation to sell or has made (and not closed) a short sale of substantially identical stock or securities, is the grantor of an option to buy substantially identical stock or securities or, pursuant to Treasury regulations, has diminished their risk of loss by holding one or more other positions with respect to substantially similar or related property. In addition, to qualify for the reduced qualified dividend tax rates, the non-corporate holder must not be obligated to make related payments with respect to positions in substantially similar or related property. Payments in lieu of dividends from short sales or other similar transactions will not qualify for the reduced qualified dividend tax rates. A non-corporate holder that receives an extraordinary dividend eligible for the reduced qualified dividend rates must treat any loss on the sale of the stock as a long-term capital loss to the extent of the dividend. For purposes of determining the amount of a non-corporate holder’s deductible investment interest expense, a dividend is treated as investment income only if the non-corporate holder elects to treat the dividend as not eligible for the reduced qualified dividend tax rates. Special limitations on foreign tax credits with respect to dividends subject to the reduced qualified dividend tax rates apply to reflect the reduced rates of tax.

The U.S. Treasury has announced its intention to promulgate rules pursuant to which non-corporate holders of stock of non-U.S. corporations, and intermediaries though whom the stock is held, will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because those procedures have not yet been issued, it is not clear whether we will be able to comply with them.

Non-corporate holders of ordinary shares are urged to consult their own tax advisers regarding the availability of the reduced qualified dividend tax rates in the light of their own particular circumstances.

Any Australian withholding tax will be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability, subject to generally applicable limitations under U.S. federal income tax law. For purposes of computing those limitations separately under current law for specific categories of income, a dividend generally will constitute foreign source “passive income” or, in the case of certain holders, “financial services income” for purposes of taxable years beginning before January 1, 2007. For taxable years beginning after December 31, 2006, “passive income” generally will be treated as “passive category income,” and “financial services income” generally will be treated as “general category income.” A U.S. Holder will be denied a foreign tax credit with respect to Australian income tax withheld from dividends received with respect to the ordinary shares to the extent the U.S. Holder has not held the ordinary shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent the U.S. Holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period required by the statute. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult with their own tax advisers to determine whether and to what extent they will be entitled to foreign tax credits as well as with respect to the determination of the foreign tax credit limitation (including changes in the rules for taxable years beginning after December 31, 2006). Alternatively, any Australian withholding tax may be taken as a deduction against taxable income, provided the U.S. Holder takes a deduction and not a credit for all foreign income taxes paid or accrued in the same taxable year. In general, special rules will apply to the calculation of foreign tax credits in respect of dividend income that is subject to preferential rates of U.S. federal income tax.

Non-U.S. Holders.   A dividend paid to a Non-U.S. Holder on an ordinary share will not be subject to U.S. federal income tax unless the dividend is effectively connected with the conduct of trade or business by the non-U.S. Holder within the United States (and is attributable to a permanent establishment or fixed base the Non-U.S. Holder maintains in the United States if an applicable income tax treaty so requires as a condition for the Non-U.S. Holder to be subject to U.S. taxation on a net income basis on income from the ordinary share). A Non-U.S. Holder generally will be subject to tax on an effectively connected dividend in the same manner as a U.S. Holder. A corporate Non-U.S. Holder may also be subject under certain circumstances to an additional “branch profits tax,” the rate of which may be reduced pursuant to an applicable income tax treaty.

Taxation of Capital Gains

U.S. Holders.   Subject to the passive foreign investment company rules discussed below, on a sale or other taxable disposition of an ordinary share or warrant, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the U.S. holder’s adjusted basis in the ordinary share or warrant and the amount realized on the sale or other disposition, each determined in U.S. dollars. See “Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s basis in an ordinary share acquired pursuant to the exercise of a warrant.

Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition the ordinary share or warrant has been held for more than one year. In general, any adjusted net capital gain of an individual for a taxable year beginning before January 1, 2011 is subject to a maximum tax rate of 15%. In subsequent years, the maximum tax rate on the net capital gain of an individual will be 20%. Capital gains recognized by corporate U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income. The deductibility of capital losses is subject to various limitations.

Any gain a U.S. Holder recognizes generally will be U.S. source income for U.S. foreign tax credit purposes, and, subject to certain exceptions, any loss will generally be a U.S. source loss. If an Australian tax is withheld on a sale or other disposition of an ordinary share or warrant, the amount realized will include the gross amount of the proceeds of that sale or disposition before deduction of the Australian tax. The generally applicable limitations under U.S. federal income tax law on crediting foreign income taxes may preclude a U.S. Holder from obtaining a foreign tax credit for any Australian tax withheld on a sale of an ordinary share or warrant. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult with their own tax advisers regarding the application of such rules. Alternatively, any Australian withholding tax may be taken as a deduction against taxable income, provided the U.S. Holder takes a deduction and not a credit for all foreign income taxes paid or accrued in the same taxable year.

Non-U.S. Holders.   A Non-U.S. Holder will not be subject to U.S. federal income tax on a gain recognized on a sale or other disposition of an ordinary share or warrant unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and is attributable to a permanent establishment or fixed base that the Non-U.S. Holder maintains in the United States if an applicable income tax treaty so requires as a condition for the Non-U.S. Holder to be subject to U.S. taxation on a net income basis on income from the ordinary share or warrant), or (ii) in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions apply. Any effectively connected gain of a corporate Non-U.S. Holder may also be subject under certain circumstances to an additional “branch profits tax”, the rate of which may be reduced pursuant to an applicable income tax treaty.

Exercise or Lapse of a Warrant

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. Ordinary shares acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. If the terms of a warrant provide for any adjustment to the number of shares of ordinary shares for which the warrant may be exercised or to the exercise price of the warrant, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to a U.S. Holder of the warrant. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable to a U.S. Holder of the warrant. A constructive distribution to a U.S. Holder of a warrant generally will be taxed in the manner described above under “U.S. Federal Income Tax Considerations-Taxation of Distributions,” although it is unclear whether a constructive distribution on a warrant that is taxed as a dividend to a non-corporate holder of the warrant would be eligible for the reduced qualified dividend tax rates. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. U.S. Holders who exercise a warrant other than by paying the exercise price in cash are urged to consult their own tax advisors regarding the tax treatment of such an exercise, which may vary from that described above.

Passive Foreign Investment Company Rules

A special set of U.S. federal income tax rules applies to a foreign corporation that is a PFIC for U.S. federal income tax purposes. As noted above, based on our audited financial statements and relevant market and shareholder data, we believe we were not a PFIC for U.S. federal income tax purposes for our June 30, 2006 taxable year. However, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, it is possible that we could be classified as a PFIC for our June 30, 2007 taxable year. Moreover, given that the determination of PFIC status involves the application of complex tax rules, and that its is based on the nature of our income and assets from time to time, no assurances can be provided that we will not be considered a PFIC for the current (or any past or future) taxable year.

In general, a foreign corporation is a PFIC if at least 75% of its gross income for the taxable year is passive income or if at least 50% of its assets for the taxable year produce passive income or are held for the production of passive income. In general, passive income for this purpose means, with certain designated exceptions, dividends, interest, rents, royalties (other than certain rents and royalties derived in the active conduct of trade or business), annuities, net gains from dispositions of certain assets, net foreign currency gains, income equivalent to interest, income from notional principal contracts and payments in lieu of dividends. The determination of whether a foreign corporation is a PFIC is a factual determination made annually and is therefore subject to change. Subject to exceptions pursuant to certain elections that generally require the payment of tax, once stock or a warrant in a foreign corporation is classified as stock or a warrant in a PFIC in the hands of a particular shareholder that is a U.S. person, it remains stock or a warrant in a PFIC in the hands of that shareholder.

Unfavorable tax consequences for a U.S. Holder can occur if we are treated as a PFIC for any year while a U.S. Holder owns ordinary shares or warrants. These tax consequences can be mitigated with respect to a U.S. Holder’s ordinary shares (but not a U.S. Holder’s warrants) if the U.S. Holder makes, or has made, a timely qualified electing fund election or election to mark to market the holder’s ordinary shares, and such election is in effect for the first taxable year during which the U.S. Holder owns ordinary shares that we are a PFIC. If we are treated as a PFIC, and neither election is made, then contrary to the tax consequences described in “U.S. Federal Income Tax Considerations-Taxation of Distributions” and “U.S. Federal Income Tax Considerations-Taxation of Capital Gains” above, in any year in which the U.S. Holder either disposes of an ordinary share or a warrant at a gain or receives one or more “excess distributions” in respect of our ordinary shares or warrants, special rules apply to the taxation of the gain or the excess distributions. For purposes of these rules, a U.S. Holder will be treated as receiving an “excess distribution” to the extent that actual or constructive distributions received in the current taxable year exceed 125% of the average distributions (whether actual or constructive and whether or not out of earnings and profits) received by such U.S. Holder in respect of our ordinary shares or warrants during the three preceding years or, if shorter, the U.S. Holder’s holding period. A disposition of an ordinary share or a warrant, for purposes of these rules, includes many transactions on which gain or loss is not realized under general U.S. federal income tax rules (but generally should not include the exercise of a warrant, as discussed below). The gain or the excess distributions must be allocated ratably to each day the U.S. Holder has held the ordinary share or the warrant, as the case may be. Amounts allocated to each year are taxable as ordinary income in their entirety (and are not eligible for the reduced qualified dividend rates) and not as capital gain, and amounts allocable to prior years may not be offset by any deductions or losses. Amounts allocated to each such prior year are taxable at the highest rate in effect for that year and are subject to an interest charge at the rates applicable to deficiencies for income tax for those periods. In addition, a U.S. Holder’s tax basis in an ordinary share or a warrant that is acquired from a decedent would not receive a step-up to fair market value as of the date of the decedent’s death but instead would be equal to the decedent’s basis, if lower.

The special PFIC rules described above will not apply to a U.S. Holder’s ordinary shares if the U.S. Holder makes a timely election, which remains in effect, to treat us as a qualified electing fund, or QEF, for the first taxable year in which the U.S. Holder owns an ordinary share and in which we are classified as a PFIC, provided that we comply with certain reporting requirements. Instead, a U.S. Holder that has made a QEF election is required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of its net capital gain as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. In order for such a QEF election to be valid, we must provide U.S. Holders either (1) a statement showing such U.S. Holder’s pro rata share of our ordinary earnings and net capital gain (calculated for U.S. tax purposes) for the Company’s taxable year, (2) sufficient information to enable the U.S. Holder to calculate its pro rata share for such year, or (3) a statement that the Company has permitted the U.S. Holder to inspect and copy its permanent books of account, records, and such other documents as may be maintained by us that are necessary to establish that PFIC ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles. We have not yet determined whether, if we are classified as a PFIC, we would make the computations necessary to supply U.S. Holders with the information needed to report income and gain pursuant to a QEF election. It is, therefore, possible that U.S. Holders would not be able to make or retain that election in any year we are a PFIC. The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections may only be made by filing a protective statement with such return or with the consent of the IRS. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder has elected the application of the QEF rules to the U.S. Holder’s ordinary shares, and the special tax and interest charge rules described in the second preceding paragraph do not apply to such shares (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for such shares, or, as described below, a purge of the PFIC taint pursuant to a special purging election), any gain realized on the disposition of an ordinary share generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally will not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under applicable attribution rules as owning shares in a QEF.

A U.S. Holder may not make a QEF election with respect to a warrant. As a result, if a U.S. Holder sells or otherwise disposes of a warrant (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described in the third preceding paragraph, if we were classified as a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to any ordinary shares already held), the QEF election will apply to the newly acquired shares, but the adverse tax consequences of the PFIC rules described in the third preceding paragraph will continue to apply to such shares (which generally will be deemed to have a holding period for the purposes of such PFIC rules that includes the period the U.S. Holder held the warrants), unless the holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules described in the third preceding paragraph. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

If a QEF election is not made for the first taxable year in which the U.S. Holder owns an ordinary share and in which we are a PFIC, certain elections can be made while we continue to satisfy the definition of a PFIC that, combined with a QEF election, can cause the QEF election to be treated as having been made for that first taxable year. Those elections may require the electing shareholder to recognize gain on a constructive sale or to be taxable on the shareholder’s share of certain undistributed profits of the foreign corporation. If gain or income is recognized pursuant to one of those elections, the special PFIC rules set forth in the fourth preceding paragraph would apply to that gain or income. Even if a QEF election ceases to apply because in a later taxable year we cease to satisfy the tests to be a PFIC, the QEF election will apply again in any subsequent year in which the Company again satisfies the tests to be a PFIC. Moreover, if a U.S. Holder sells all of the ordinary shares they own and later reacquires other ordinary shares, any QEF election the U.S. Holder has made that remains in effect will apply to the ordinary shares acquired later. The applicable Treasury regulations provide that the Commissioner of the IRS has the discretion to invalidate or terminate a QEF election if the U.S. Holder or we, or an intermediary, fails to satisfy the requirements for the QEF election.

The special PFIC rules described in the fifth preceding paragraph will not apply to a U.S. Holder’s ordinary shares if the U.S. Holder elects to mark the U.S. Holder’s ordinary shares to market each year, provided that the ordinary shares are considered “marketable stock” within the meaning of the applicable

Treasury regulations. A U.S. Holder that makes this election will recognize as ordinary income or loss each year an amount equal to the difference, if any, as of the close of the taxable year between the fair market value of the U.S. Holder’s ordinary shares and the U.S. Holder’s adjusted tax basis in the ordinary shares. Losses would be allowed only to the extent of net mark-to-market gain previously included in income by the U.S. Holder under the election for prior taxable years, reduced by losses allowed in prior taxable years. If the mark-to-market election were made, then the special PFIC rules set forth in the fifth preceding paragraph would not apply for periods covered by the election. In general, the ordinary shares will be marketable stock within the meaning of the applicable Treasury regulations if they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter on a “qualified exchange or other market” within the meaning of the applicable Treasury regulations and certain other requirements are met. Nasdaq (which should include the Nasdaq Capital Market) and the Australian Stock Exchange are each a qualified exchange within the meaning of the applicable Treasury regulations. Thus, the ordinary shares should be “marketable stock” within the meaning of the applicable Treasury regulations. If a U.S. Holder makes a mark-to-market election, but does not make that election for the first taxable year in which the U.S. Holder owns an ordinary share and in which the Company is classified as a PFIC, and if the U.S. Holder had not made a QEF election for that first such taxable year, the rules set forth in the fifth preceding paragraph will apply to any distributions on an ordinary share in the year of the mark-to-market election, to any gain recognized on an actual sale of an ordinary share in that year, and to any gain recognized in that year pursuant to the mark-to-market election. The mark-to-market rules generally continue to apply to a U.S. Holder who makes the mark-to-market election, even in years we do not satisfy the tests to be a PFIC. A mark-to-market election will not be available with respect to a U.S. Holder’s warrants.

A U.S. Holder who owns ordinary shares during a year in which we are classified as a PFIC generally will remain subject to the rules set forth in the sixth preceding paragraph for all taxable years if the U.S. Holder has not made a QEF election or a mark-to-market election for the first taxable year in which the U.S. Holder owns an ordinary share and in which we are classified as a PFIC. In that event, those rules will apply to any gains on dispositions of ordinary shares and to any “excess distributions.”  It is, however, possible for a U.S. Holder to avoid this “once a PFIC, always a PFIC” result by electing to treat all of the U.S. Holder’s ordinary shares as sold for their fair market value as of the last day of the last taxable year we satisfy the tests to be a PFIC, provided the statute of limitations has not run for that year. If a gain is recognized on that constructive sale, the rules set forth in the sixth preceding paragraph would apply to that gain.

If we are classified as a PFIC for a taxable year, and, at any time during such taxable year, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described in the seventh preceding paragraph, if we receive a distribution from, or dispose of all or part of its interest in, the lower-tier PFIC. We have not yet determined whether, if we are classified as a PFIC, we would make the computations necessary to supply U.S. Holders with the information needed to make or maintain a QEF election with respect to the lower-tier PFIC. It is, therefore, possible that U.S. Holders would not be able to make or retain that election in any taxable year that we are classified as a PFIC and has a non-U.S. subsidiary that is also classified as a PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A dividend from a foreign corporation that otherwise would qualify for reduced qualified dividend rates does not qualify for that rate if the foreign corporation is a PFIC in either the taxable year of the dividend or the preceding taxable year.

A U.S. Holder who owns (or is deemed to own) shares in a PFIC during any taxable year, such U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).

GIVEN THE COMPLEXITIES OF THE PFIC RULES AND THEIR POTENTIALLY ADVERSE TAX CONSEQUENCES, U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS ABOUT THE PFIC RULES, INCLUDING THE CONSEQUENCES TO THEM OF MAKING A QEF ELECTION OR A MARK-TO-MARKET ELECTION WITH RESPECT TO THE ORDINARY SHARES IN THE EVENT THAT THE COMPANY QUALIFIES AS A PFIC FOR ANY TAXABLE YEAR.

Information Reporting and Backup Withholding

U.S. Holders.   Dividends paid on, and proceeds from the sale or other disposition of, an ordinary share or warrant generally may be subject to information reporting requirements and may be subject to backup withholding at the rate of 28% unless a U.S. Holder provides an accurate taxpayer identification number or otherwise demonstrates that they are exempt. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that certain required information is submitted to the Internal Revenue Service.

Non-U.S. Holders.   Non-U.S. Holders generally will be exempt from these information reporting requirements and backup withholding tax but may be required to comply with certain certification and identification procedures in order to establish their eligibility for exemption.

THE DISCUSSION ABOVE IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO AN INVESTMENT IN ORDINARY SHARES OR WARRANTS. HOLDERS AND POTENTIAL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISER(S) CONCERNING THE TAX CONSEQUENCES RELEVANT TO THEM IN THEIR PARTICULAR SITUATION.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•       to or through underwriters;

•       to or through dealers;

•       to our shareholders under a rights entitlement offering;

•       through agents; or

•       directly to purchasers, including our affiliates.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•       the type of securities to be offered;

•       the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•       the purchase price of the offered securities and the proceeds to us from such sale;

•       any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•       the initial offering price;

•       any discounts or concessions to be allowed or reallowed or paid to dealers;

•       any securities exchanges on which such offered securities may be listed; and

•       the names of the selling shareholders and the number of amount of securities being offered by them.

Any initial offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In compliance with the guidelines of the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate value of the securities offered pursuant to this prospectus.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 as amended, with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or any of our subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Each series of warrants will be a new issue of securities and will have no established trading market.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If securities are sold by means of a rights entitlement offering, the prospectus supplement will set forth the terms and conditions of any such rights entitlement offering, including the manner in which it will be conducted and details on how our shareholders can participate in any such offering. A rights entitlement offering conducted under applicable Australian rules and regulations is a pro rata offering of additional securities to all our eligible shareholders, as at a specified future record date. Under applicable Australian Stock Exchange Listing Rules, shareholder approval is not required for a pro rata rights entitlement offering, nor is the issuance of securities to an Underwriter of any securities not taken up by the eligible shareholders under such an offering.

EXPERTS

The financial statements of Progen Industries Limited incorporated by reference in Progen Industries Limited’s Annual Report on Form 20-F for the year ended June 30, 2006 have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon, included therein, and included herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to the laws of Australia will be passed upon for us by Clayton Utz (registered in Australia). Certain legal matters with respect to the laws of the United States will be passed upon by Greenberg Traurig LLP.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with the issuance and distribution of the securities registered under this registration statement.

SEC Registration Fee	$1,842
Printing Expenses	5,000
Legal Fees and Expenses of the Company	10,000
Accounting Fees and Expenses of the Company	25,000
Miscellaneous	1,000
Total	$42,842